Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made as of December 17, 2018 (the “Effective Date”), by ALEXANDER & BALDWIN, LLC, SERIES R, a Series of a Delaware limited liability company (“ABLR”), ALEXANDER & BALDWIN, LLC, SERIES T, a Series of a Delaware limited liability company (“ABLT”), and A & B PROPERTIES HAWAII, LLC, SERIES R, a Series of a Delaware limited liability company (“ABPHR”, and collectively with ABLR and ABLT, “Seller”), and MAHI PONO HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), with reference to the following facts:

A.    ABLR and ABPHR own certain lands located on the Island of Maui, State of Hawaii, that are identified on the parcel list attached as Schedule 1.1 as being owned by “ABL” or “ABPH”, respectively (the “A&B Land”). Portions of the A&B Land totaling approximately 4,076.809 acres that are identified on Schedule 1.1 as “Restricted” are hereinafter referred to as the “Restricted Land”.

B.    ABLT is the owner of one hundred percent of the membership interests (the “EMI Membership Interests”) in East Maui Irrigation Company, LLC, a Hawaii limited liability company (“EMI”), which owns certain lands located on the Island of Maui, State of Hawaii, that are identified on the parcel list attached as Schedule 1.1 as being owned by “EMI” together with all Improvements thereon (the “EMI Land”).

C.    ABLT is the owner of one hundred percent of the membership interests (the “CMF Membership Interests”) in Central Maui Feedstocks, LLC, a Hawaii limited liability company (“CMF”).

D.    ABLT is the owner of one hundred percent of the membership interests (the “Kulolio Membership Interests”) in Kulolio Ranch, LLC, a Hawaii limited liability company (“Kulolio”). EMI, CMF and Kulolio are sometimes collectively referred to as the “Operating Companies” and each an “Operating Company”, and the EMI Membership Interests, CMF Membership Interests and the Kulolio Membership Interests are sometimes collectively referred to as the “Membership Interests.”

E.    Seller desires to sell to Buyer and Buyer desires to purchase from Seller the A&B Land, the Membership Interests and certain related rights, property and interests more particularly described below, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, Seller and Buyer agree as follows:

ARTICLE 1

PROPERTY

Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

1.1    A&B Land.

(a)    All of ABLR and ABPHR’s respective right, title and interest in and to the A&B Land described on Schedule 1.1;

(b)    All rights, privileges, easements, rights-of-way and other interests of any kind that are appurtenant to the A&B Land, to the extent owned by Seller (all of which are collectively referred to as the “Appurtenances”);

(c)    All buildings, improvements and fixtures located on the A&B Land, including, without limitation, all fixtures used in connection with the operation, use or occupancy thereof, such as irrigation systems, ditches, tunnels, siphons, pumps, aqueducts, wells and water systems (all of which are collectively referred to as the “Improvements”);

1.2    EMI Membership Interests. One hundred percent (100%) of the EMI Membership Interests (which shall be conveyed in two installments as more fully described in Section 1.16) and, by virtue of the transfer of the EMI Membership Interests, the business and personal property of EMI listed on Schedule 1.2 (the “EMI Assets”) and the EMI Land listed on Schedule 1.1;

1.3    CMF Membership Interests. One hundred percent (100%) of the CMF Membership Interests and, by virtue of the transfer of the CMF Membership Interests, the business and personal property of CMF listed on Schedule 1.3 (the “CMF Assets”);

1.4    Kulolio Membership Interests. One hundred percent (100%) of the Kulolio Membership Interests and, by virtue of the transfer of the Kulolio Membership Interests, the business and personal property of Kulolio listed on Schedule 1.4 (the “Kulolio Assets”);

1.5    Personal Property. The tangible personal property owned by ABLR or ABPHR or their affiliates which is (i) located on or in the A&B Land or (ii) used in connection with their operations at the A&B Land in accordance past practice, including, without limitation, the machinery, vehicles, water collection, transmission and storage equipment, pumps and irrigation equipment, farming or office equipment, electrical power generation and transmission equipment, communications assets, furniture, furnishings, trailers, tools, plans and other tangible personal property listed on Schedule 1.5(a) and any property records pertaining thereto (including surveys, plans and specifications, engineering reports, documents and tenant records) (the “Personal Property”). The Personal Property shall also include the records in the possession of ABLR and ABPHR that fall within the categories of “Transferred Records” listed on Schedule 1.5(b), but specifically excluding all records that fall within the categories of “Retained Records” listed on Schedule 1.5(b). The Personal Property shall be conveyed to Buyer pursuant to a Bill of Sale in the form of Exhibit A attached hereto (the “Bill of Sale”);

1.6    Intangible Property. All of the right, title and interest of ABLR or ABPHR in any intangible personal property now or through the Closing Date (as defined in Section 9.2) owned by Seller and used in the use and operation of the Real Property including, without limitation, rights under certificates of occupancy and permits and all warranties or guarantees received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alteration of the Improvements or any reports or investigations, licenses, franchises, permits, tenant lists, advertising materials and other similar rights relating to the use and operation of the Real Property (all of which are collectively referred to as the “Intangible Property”), all of which shall be assigned to Buyer pursuant to a General Assignment in the form of Exhibit B attached hereto (the “General Assignment”);

1.7    Leases & Licenses. The interest of ABLR or ABPHR as landlord or licensor under all leases, licenses and other occupancy agreements regarding the Real Property in effect on the Closing Date, including each of those existing and pending leases and licenses listed on Schedule 1.7 (the “Leases”), and all their respective rights to security deposits or prepaid rent related thereto, all of which shall be assigned to Buyer by an Assignment of Leases and Security Deposits in the form of Exhibit C attached hereto (the “Assignment of Leases”);

1.8    Contracts. The interest of ABLR or ABPHR under the design contracts, farming contracts, construction contracts, subcontracts, utility contracts, water and sewer contracts of any nature, maintenance contracts, management contracts, and other contracts or agreements of any nature relating to the Real Property that are listed on Schedule 1.8 (the “Contracts”), which are assignable by Seller and which shall be assigned to Buyer pursuant to the General Assignment;

1.9    Governmental Authorizations.    To the extent assignable to Buyer, all of ABLR or ABPHR’s rights in and to any approval, consent, license, permit, waiver, vested rights, entitlements, benefits, privileges, exemptions, variances or other authorization issued, granted, given or otherwise made available to them by any governmental agency or other body with respect the ownership, use, development or operation of the A&B Land and the Improvements, including the permits, licenses, use permits, certificates of occupancy, and zoning and land use entitlements listed on Schedule 1.9 (“Governmental Authorizations”);

1.10    Intellectual Property. All of ABLR or ABPHR’s interest in the trade names, marks, patents and other intellectual property relating to the A&B Land or Seller’s operations thereon that are listed on Schedule 1.10 (the “Intellectual Property”);

1.11    West Maui Water Interests. All of Alexander & Baldwin, LLC, a Hawaii limited liability company (“ABL”), ABLR or ABPHR’s interests in the agreements, easements, permits, approvals and other interests, including but not limited to those listed in Schedule 1.11 that pertain to certain sources of irrigation water that are located in the West Maui Mountains (the “West Maui Water Interests”); and

1.12    East Maui Water Interests. All of ABL, ABLR and ABPHR interests in the agreements, permits, approvals and other interests, including, but not limited to, those listed in Schedule 1.12 that pertain to certain sources of irrigation water located on lands in East Maui (the “East Maui Water Interests”).

1.13    “Property” and “Real Property” Defined. All of the items described in Sections 1.1 to 1.12 above, inclusive, are hereinafter collectively referred to as the “Property”. The items described in Section 1.1 are herein referred to collectively as the “Real Property”.

1.14    Exclusions. Notwithstanding anything to the contrary in this Article 1, the term “Property” expressly excludes:

(a)     The parcels of land listed on Schedule 1.14(a) that are referred as the “Excluded Land”;

(b)    Revocable Permit Nos. S-7263, S-7264 and S-7265 held by ABL or ABLT, as the case may be, which are not transferrable but shall be held by ABL or ABLT after Closing for the benefit of EMI as provided in the EMI Operating Agreement described below;

(c)    All personal property or improvements owned by tenants or other users or occupants of the A&B Land;

(d)    All rights with respect to any refund of taxes applicable to any period prior to the Closing Date;

(e)    All rights to any insurance proceeds or settlements for events occurring prior to Closing (subject to Section 12.3 below);

(f)    All of Seller’s and the Operating Companies’ respective interests in cash, securities, lender deposits and reserves and accounts receivable (except to the extent Seller receives proration therefor);

(g)    All promissory notes relating to any Lease or Contract for accounts receivable arising solely prior to the Effective Date;

(h)    All tradenames, marks, logos or other intellectual property not specifically listed on Schedule 1.10; and

(i)    the Excluded Documents (as hereinafter defined).

ARTICLE 2

PURCHASE PRICE

2.1    Purchase Price. The purchase price (the “Purchase Price”) for the Property is TWO HUNDRED SIXTY SEVEN MILLION, FIFTY FIVE THOUSAND, THREE HUNDRED FIFTY ONE AND 39/100 U.S. DOLLARS ($267,055,351.39). The Purchase Price is allocated as follows:

(a)    A total of $261,531,517.92 is allocated to the A&B Land (including all Improvements thereon), with the price allocations to each portion of such land being identified on Schedule 1.1;

(b)    $5,442,333.47 is allocated to the EMI Membership Interests (which shall be paid in two payments as described in Section 2.6 below);

(c)    $81,500.00 is allocated to the Kulolio Membership Interests;

(d)    $0.00 is allocated to the CMF Membership Interests; and

(e)    $0.00 is allocated to the West Maui Water Interests.

2.2    Payment of Closing Price. No later than two (2) business days prior to the Closing Date, Buyer will deliver to Title Guaranty Escrow Services, Inc., Attn: Jeremy Trueblood, Escrow No. 18120092, as escrow holder (“Escrow Holder”), the Purchase Price less the Deferred EMI Price (the “Closing Price”), to be held in escrow pursuant to the terms of this Agreement.

2.3    Investment of Closing Price. Escrow Holder shall hold the Closing Price in accordance with the terms and conditions of this Agreement. Until it is released to Seller or returned to Buyer as provided herein, Escrow Holder shall invest the Closing Price in an interest-bearing account selected by Buyer. Except as provided in Section 2.5, all interest earned on the Closing Price shall be for the benefit of Buyer and shall be paid or credited to Buyer unless the Closing does not occur as a result of a default by Buyer.

2.4    Return of Closing Price. The Closing Price shall be non-refundable to Buyer, except in the event (i) this transaction fails to close because of Seller’s breach of this Agreement and Buyer elects to terminate this Agreement, or (ii) any other failure of a Buyer condition to closing set forth herein that is not waived by Buyer.

2.5     Seller’s Remedies. If the Closing (defined below) does not occur due to a Buyer default following satisfaction of all of the Closing Conditions in favor of Buyer, then Seller may terminate this Agreement by written notice to Buyer, Escrow Holder and Title Company given at any time after Buyer shall have failed, for a period of five (5) days after written notice from Seller, to cure such default and, upon receipt of such notice of termination, Seller shall have all of its remedies at law or equity against Buyer.

2.6    Payment of the EMI Interests Price. On the Initial EMI Transfer Date (defined below), ABLT will convey fifty percent (50%) of the EMI Membership Interests (the “Initial EMI Interests”) to Buyer by an assignment in the form attached hereto as Exhibit 2.6.1, Escrow shall release to Seller from the Closing Price fifty percent (50%) of the total purchase price for the EMI Membership Interests, i.e. $2,721,166.74 (the “Initial EMI Price”), and ABLT and Buyer will enter into an operating agreement governing the operation and management of EMI in the form attached hereto as Exhibit D (the “EMI Operating Agreement”). ABLT will transfer the remaining fifty percent (50%) of the EMI Membership Interests (the “Remaining EMI Interests”) to Buyer by an assignment in the form attached hereto as Exhibit 2.6.2 and Buyer will pay to Seller the remaining fifty percent (50%) of the total purchase price for the EMI Membership Interests, i.e. $2,721,166.73 (the “Deferred EMI Price”), concurrently with the first to occur of: (1) EMI’s execution of the State Leases as described in Section 2.7(d); (2) Seller’s payment of the Continuing Productivity Loss Rebate as provided in Section 2.7(b); (3) Seller’s payment of the Lease Failure Rebate as provided in Section 2.7(d); (4) a Buyer-Caused Lease Failure as described in Section 2.7(f); (5) a sale or transfer after Closing of the Initial EMI Interests to an entity that is not owned and controlled by Buyer (a “Buyer Subsidiary”); or (6) a sale or transfer after Closing of all or substantially all of the EMI Land and EMI Assets to an entity that is not a Buyer Subsidiary; provided, however, in each case that Buyer shall be entitled to deduct from the Deferred EMI Price any amounts paid in connection with claims made by third parties regarding the ownership or use of the EMI Land or the East Maui water collection and transmission systems operated by Seller or EMI, except that Buyer may not deduct costs of quiet title actions or claims initiated by Buyer, other than in response to claims or challenges initiated by others. Buyer may, at its option, purchase the Remaining EMI Interests for the Deferred EMI Price at any time prior to the execution of the State Leases, including in the event that (and prior to any closing where) all or substantially all of the assets of EMI are sold. ABLT will convey the Remaining EMI Interests to Buyer free and clear of any liens or charges. When the Remaining EMI Interests are transferred to Buyer, Seller shall be removed as a member of EMI and released from any further obligations under the EMI Operating Agreement or Section 2.7 below. This section will survive the Closing.

2.7    Rebates. In order to reflect the diminished value of the Property due to lost farm revenue and the reduced productivity potential of the Property expected to result if EMI or Seller is unable to legally deliver irrigation water sufficient for Buyer to fully implement its farming plan, Seller will rebate portions of the Purchase Price (collectively, the “Rebates”) as follows:

(a)    Seller will make a one-time rebate to Buyer of Thirty-One Million Dollars ($31,000,000) of the Purchase Price, and the Purchase Price shall be deemed to be reduced by $31,000,000 (the “Initial Productivity Loss Rebate”), if at any time prior to the earlier of (i) the date State Leases are obtained as provided in Section 2.7(d) below or (ii) eight (8) years after the Closing Date: (x) EMI or Seller is legally prohibited from delivering the Minimum Water Amount (defined below) to Buyer, and (y) the amount of water that EMI is then not legally prohibited from delivering to Buyer is less than Buyer’s actual surface water need at that time, as determined by Buyer in its sole discretion, exercised in good faith, to meet the irrigation requirement of its then existing crops or crops planned for the upcoming 24 months in the area served by East Maui surface water (a “Productivity Loss Event”). EMI’s inability to deliver water in the Minimum Water Amount solely due to a major casualty or events beyond human control such as earthquakes, droughts or natural disasters that impair EMI’s operations shall not be considered a Productivity Loss Event.

(b)    On the date one year after the initial Productivity Loss Event described in subsection (a) (the “Initial Productivity Loss Event”), Seller will rebate to Buyer an additional Thirty-One Million Dollars ($31,000,000) of the Purchase Price, and the Purchase Price shall be deemed to be reduced by $31,000,000 (the “Continuing Productivity Loss Rebate”), for a total reduction in the Purchase Price of $62,000,000, unless by that date the Initial Productivity Loss Event is cured. If a Continuing Productivity Loss Rebate is paid pursuant to this subsection (b) or the following subsection (c), the payment obligations set forth in this Section 2.7 shall be deemed satisfied and Seller shall have no further obligation to pay any further Rebate or seek the State Leases; provided, however, that Seller shall take any and all action reasonably necessary at that time in order for Buyer and EMI to continue to seek and obtain the State Leases without further involvement by Seller.

(c)    If the Initial Productivity Loss Event is cured within one (1) year as provided in subsection (b) but at any time after such cure a Productivity Loss Event occurs again, Seller will immediately pay Buyer the Continuing Productivity Loss Rebate, for a total reduction in the Purchase Price of $62,000,000. Such Continuing Productivity Loss Rebate will not be refunded to Seller even if such second Productivity Loss Event is thereafter cured.

(d)     As set forth in the EMI Operating Agreement, ABLT and Buyer, through EMI, will jointly continue the existing process to secure long-term leases from the State for EMI for collection and transmission of surface water from State-owned lands in East Maui for use in and through EMI’s water system to deliver water to Buyer for irrigation use in Central Maui and Upcountry Maui (collectively, the “State Leases”). Seller will rebate to Buyer Thirty-One Million Dollars ($31,000,000) of the Purchase Price, and the Purchase Price shall be deemed to be reduced by $31,000,000 (the “Lease Failure Rebate”), if within five (5) years of the Closing Date (the “State Lease Deadline”) State Leases are not executed between EMI or a related entity controlled by Buyer or EMI and the State which would authorize the delivery of at least the Minimum Water Amount to Buyer provided that the State Lease Deadline shall be extended at Seller’s request from time to time for up to a maximum of an additional three (3) years in the aggregate to the extent the process for obtaining the State Leases (including the State’s acceptance of the required Environmental Impact Statement) or execution is delayed by reasons not in the control of the parties, so long as Seller continues to use commercially reasonable efforts to obtain the State Leases.

(e)    The Lease Failure Rebate shall be in addition to any Initial Productivity Loss Rebate paid pursuant to Section 2.7(a), i.e., a total Purchase Price reduction of $62,000,000.

(f)    Lease rent and other terms of the State Leases will be established by the State and via the lease auction. If Buyer reasonably determines that the noneconomic terms of the State Leases render the State Leases commercially unviable for purposes of implementing its farming plan, and if for that reason Buyer refuses to authorize EMI to sign the State Leases and permanently terminates pursuit of the State Leases, Buyer shall be entitled to the Lease Failure Rebate. However, no Lease Failure Rebate will be payable if the failure to obtain qualifying State Leases was solely caused by a material uncured breach by Buyer of its obligations under the EMI Operating Agreement to cooperate in seeking the State Leases or to pay its 50% share of the expenses related to obtaining the State Leases (a “Buyer-Caused Lease Failure”).

(g)    Once EMI and the State sign the State Leases and ABLT sells the Remaining EMI Interests to Buyer, all Rebate obligations under Section this 2.7 will end and Seller shall be removed as a member of EMI and released from any further obligations under the EMI Operating Agreement.

(h)    Seller’s total obligation to pay Rebates to Buyer shall not under any circumstance exceed the total amount of $62,000,000.00. Buyer acknowledges that, except as specifically provided in this Section 2.7 (or in accordance with Section 7.2, with respect to the breach of any representation, warranty or covenant herein), it has freely and voluntarily accepted and assumes all risk of the availability of irrigation water for the A&B Land. Accordingly, except as specifically provided in this Section 2.7, Buyer waives any and all claims against Seller for losses, damages, expenses, liabilities, diminution in value of the Property or other losses, costs and expenses of any kind that Buyer may suffer or incur if its access to irrigation water is impaired, diminished or blocked for any reason whatsoever.

(i)    This Section 2.7 will survive Closing and Seller’s obligation to pay Rebates shall be covered by the Parent Guaranty.

2.8    Guaranty of Rebates. Seller’s obligation to pay the Rebates and certain other obligations of Seller provided herein will be guaranteed by Seller’s ultimate parent entity, Alexander & Baldwin, Inc., a Hawaii corporation (“ABI”), pursuant to a guaranty in the form attached hereto as Exhibit E (the “Parent Guaranty”). The Parent Guaranty shall require ABI to provide notice to Buyer if the Consolidated Total Net Assets as of the last day of any fiscal quarter for which financial statements are available fall below $1,000,000,000. If the Consolidated Total Net Assets as of the last day of any fiscal quarter for which financial statements are available fall below $900,000,000, ABI shall immediately provide to Buyer a “clean” and irrevocable and unconditional standby letter of credit (the “Letter of Credit”) in the amount of $62,000,000 (or $31,000,000 if the Initial Productivity Loss Rebate has been paid) drawn on a national bank which is a member of the New York Clearinghouse and which is acceptable to Buyer in its reasonable discretion (the banks listed on Schedule 2.8 being deemed acceptable), or such other collateral acceptable to Buyer in its reasonable discretion, such as first deeds of trust on real property acceptable to Buyer in its reasonable discretion, with a value equal to at least the required amount of the Letter of Credit, which deeds of trust shall be in form and substance acceptable to Buyer in its reasonable discretion. If Seller pays the Initial Productivity Loss Rebate after the Letter of Credit has been issued, upon such payment the required amount of the Letter of Credit shall be reduced to $31,000,000. Any Letter of Credit shall have an initial term of at least one (1) year and shall secure the Parent Guaranty of Seller’s obligation to pay Rebates in accordance with the terms of this Agreement and the terms of the Parent Guaranty. If ABI shall fail to pay Buyer in full any amount due under the Parent Guaranty that is secured by the Letter of Credit, Buyer shall be entitled to draw the unpaid amount due on the Letter of Credit, without notice to ABI. Further, if thirty (30) days prior to the expiration of the term of the Letter of Credit ABI has not provided Buyer with a replacement Letter of Credit or with alternate security reasonably acceptable to Buyer, Buyer may draw the full amount of the Letter of Credit and hold such funds as security for ABI’s performance of its obligations under the Parent Guaranty that are secured by the Letter of Credit. If ABI provides deeds of trust as security for the Parent Guaranty, Seller shall provide an ALTA title insurance policy or policies in favor of Buyer insuring Buyer’s interest as beneficiary under such deeds of trust which shall be issued by a title insurance company and which shall otherwise be in form and substance reasonably satisfactory to Buyer. Seller shall pay all costs in connection with the delivery and maintenance of such security, including all title insurance premiums and recording costs in connection with such deeds of trust. ABI’s obligations to provide the Letter of Credit or other collateral shall terminate when Seller’s obligation to pay the Rebates terminates, whereupon any Letter of Credit or other security for the Parent Guaranty shall be automatically released and returned to ABI. As used in this Section, “Consolidated Total Net Assets” means the consolidated total assets of ABI and its subsidiaries net of current liabilities and long-term liabilities, in each case, determined in accordance with GAAP as reported on ABI’s Form 10-Q or Form 10-K, as the case may be, filed with the Securities and Exchange Commission.

ARTICLE 3

TITLE TO PROPERTY

3.1    Title to Real Property. Prior to the Effective Date, Buyer has secured from Title Guaranty of Hawaii, LLC (the “Title Company”) commitments (collectively, the “Title Commitment”) to issue to Buyer at Closing ALTA Owner’s Policies of Title Insurance insuring title to portions of the Real Property, in form and content and including endorsements satisfactory to Buyer (collectively, the “Title Policy”). Seller shall provide customary affidavits regarding unrecorded leases, construction liens, subdivisions and covenant violations and other customary matters that are required by the Title Company to issue the Title Commitment and Title Policy and to omit standard exceptions relating to real estate taxes (excluding rollback taxes), unrecorded mechanics liens and “gap” liability, but Seller shall not otherwise be required to issue any indemnities, assurances, warranties or guaranties to induce issuance of the Title Policy. For all portions of the A&B Land that the Title Company commits to insure under the Title Commitment, ABLR and ABPHR shall convey to Buyer fee simple title by limited warranty deeds in the form attached hereto as Exhibit F (the “Deed”), subject only to the Permitted Exceptions, as further defined below, and the Leases and any and all recorded easements, covenants, agreements and other documents provided for in this Agreement. At the Closing, ABLR and ABPHR shall convey to Buyer all of their right, title and interest in all other portions of the A&B Land by quitclaim deeds, and Seller shall cause any affiliated entities holding title to any of the Property to convey to Buyer all of their right, title and interest in all other portions of the Property by quitclaim deeds, bills of sale or assignments, as applicable. Land shall be described in the Deeds or quitclaim deeds by the best property descriptions available without having to survey the land or otherwise incur material expense, which may include describing some such properties in the quitclaim deeds by their Tax Map Key Numbers. After Closing Seller shall upon request provide Buyer any and all records and documents of any kind or nature in Seller’s possession or control to assist Buyer in obtaining clear title to the Real Property.

3.2    A&B Land Carve-Outs. Seller shall retain fee simple title to portions of certain parcels within the A&B Land that are identified on Schedule 3.2 (the “Carve-Out Parcels”). Prior to or at Closing Seller shall subject each of the Carve-Out Parcels to a condominium declaration (each, a “CPR Declaration”) pursuant to which a condominium property regime is established (each, a “Condominium”). Each Condominium shall contain one or more condominium units containing the land area identified on Schedule 3.2 that is to be retained by Seller, with the remaining land area to be transferred to Buyer. Prior to the Effective Date, Seller and Buyer have approved the forms of CPR Declarations and associated condominium map for each of the Carve-Out Parcels. At Closing, Buyer shall be conveyed only the unit(s) within each such Condominium that contain the land area that is not designated for Seller’s retention on Schedule 3.2. Each CPR Declaration and condominium map may not be modified without Buyer’s consent. Seller shall pay all expenses relating to the condominium process, excluding Buyer’s legal fees. Promptly after Closing Seller shall at its expense commence and exercise commercially reasonable efforts to complete the subdivision of each parcel subject to a CPR Declaration, and Buyer shall cooperate in each such subdivision, all in accordance with Section 18 of each CPR Declaration. Notwithstanding the foregoing, the parties acknowledge that it is not feasible at this time to subdivide the portion of the Property identified by Tax Map Key No.

(2) 2-5-3-31 that is subject to a CPR Declaration and therefore, in accordance with Section 18 of its CPR Declaration, that property shall not be subdivided until such time as subdivision become feasible. Buyer and Seller shall each pay fifty percent (50%) of the reasonable fees and costs of outside surveyors Seller retained to prepare Condominium maps necessary to form the Condominiums.

3.3    A&B Exclusive Easement Reservations. Seller shall retain exclusive easements over portions of certain parcels within the A&B Land that are identified on Schedule 3.3 (the “A&B Exclusive Easements”) which Seller shall record prior to Closing. Prior to the Effective Date, Seller and Buyer have approved the forms of A&B Exclusive Easements.

3.4    Easements for the Benefit of the Excluded Land. Prior to the Effective Date, Buyer and Seller have approved the easements for the benefit of the Excluded Land over the A&B Land identified on Schedule 3.4 that shall be recorded prior to Closing for utilities, drainage, access, view planes, building setbacks and other purposes (the “Excluded Land Easements”).

3.5    Easements Over the Excluded Land. Prior to the Effective Date, Buyer and Seller have approved the easements for the benefit of the Real Property and the EMI Land over the Excluded Land identified on Schedule 3.5 that shall be recorded prior to Closing for utilities, drainage, access, building setbacks and other purposes (the “New Appurtenant Easements”).

3.6    Post-Closing Easements. If after Closing Buyer identifies any additional New Appurtenant Easements or comparable rights that it reasonably requires over the Excluded Land in order to own and operate the Real Property or the EMI Land, or if after Closing Seller identifies any additional Excluded Land Easements or comparable rights that it reasonably requires over the Real Property or the EMI Land in order to own and operate the Excluded Land, then the parties and their affiliates shall cooperate reasonably and in good faith to create, review, approve and record such easements or comparable rights without charge to the other as reasonably required for the future use, development and operation of the Real Property, the EMI Land or the Excluded Land, respectively, provided that neither party shall be required to impose such easements or other rights on its lands if doing so would materially impair its use of its lands or require it to incur material expense or liability. Seller shall pay all reasonable expenses relating to the easement creation process, excluding Buyer’s legal fees. This Section 3.6 shall survive Closing and remain in effect with respect to the Real Property, the EMI Land and the Excluded Land so long as they are owned by Buyer and Seller, respectively, or their respective affiliates and subsidiaries.

3.7    Restriction on Restricted Land. The Restricted Land will be conveyed to Buyer subject to a recorded grant of agricultural conservation easement in the form attached hereto as Exhibit I (the “Restricted Land Easement”), which will prohibit the development of the Restricted Land for non-agricultural uses without Seller’s consent for a period of twelve (12) years after the Closing Date.

3.8    USFWS Indemnity. Seller shall indemnify and defend Buyer for any claim made by the US Fish and Wild Life Service (“USFWS”) for breach of title warranties in the conservation easement given by Seller to USFWS with respect to TMK (2)-8-005-002. This indemnity shall survive Closing and shall be included in the Parent Guaranty.

3.9    Title to Other Property. At the Closing, Seller shall transfer title to all of the Personal Property, Intangible Property, Membership Interests and Intellectual Property free and clear of all liens and encumbrances made or suffered by Seller or its predecessors in interest.

ARTICLE 4

DUE DILIGENCE REVIEW

4.1    Due Diligence Materials; Confidentiality. Prior to the Effective Date, Seller has delivered or made available to Buyer through an electronic data room copies of any and all documents, maps, reports and agreements material to Buyer’s investigation of the Property, the EMI Land, the EMI Assets, the CMF Assets, and the Kulolio Assets, including without limitation documents listed on Schedule 4.1, to the extent in Seller’s possession or control (the “Due Diligence Materials”); provided, however, that the Due Diligence Materials shall not include, and Seller shall have no obligation to make available to Buyer, Seller’s company records (other than company records of EMI, CMF and Kulolio), business plans, internal memoranda (including any internal evaluations of third-party reports concerning the Property), financial projections, budgets, appraisals, valuations, opinions of value, any agreements and documents which Seller is required to keep confidential pursuant to any agreement unless the same will bind Buyer, accounting and tax records (exclusive of real property tax records), communications between Seller and its attorneys, the work product of Seller’s attorneys, and similar proprietary, confidential or privileged information (collectively, the “Excluded Documents”). Buyer acknowledges that Seller owned and operated the Property as a sugar cane plantation for over 100 years and that Seller also has owned and operated and currently owns and operates many other properties, businesses and developments. As a result, Seller has an enormous volume of documents and files in its possession with respect to the Property and many other properties and businesses that Seller has owned and operated over that period, and that Seller cannot practicably search all of those documents and files for all Due Diligence Materials that may be responsive to Buyer’s due diligence requests. Nevertheless, Seller will use commercially reasonable efforts to deliver all Due Diligence Materials in Seller’s possession or control which are relevant to Buyer’s due diligence regarding its acquisition of the Property. Accordingly, the Due Diligence Materials that are provided by Seller to Buyer are being furnished without representation or warranty as to the accuracy or completeness of such Due Diligence Materials, except as provided in this Agreement. Prior to Closing, if Seller obtains additional items that fall within the definition of Due Diligence Materials or Buyer identifies any other documents in Seller’s possession or control or reasonably available to Seller which it deems relevant to its analysis of its investment in the Property, Seller shall promptly deliver such items to Buyer.

4.2    Due Diligence Review; Physical Inspection. Buyer acknowledges that prior to the Effective Date Buyer has had the opportunity to review the Due Diligence Materials and investigate and review the soil, water, environmental, regulatory, legal, economic, financial, mechanical, utilities, permitting, regulatory, utility, hazardous substances and other characteristics of the Property. At all times up to the Closing Date, provided this Agreement has not been terminated, Buyer shall continue to have the right to physically inspect the Real

Property and the EMI Land pursuant to the terms and conditions of this paragraph. Buyer’s inspections shall be conducted in a manner to minimize interference with operations and disturbance of tenants. Any of Buyer’s investigations, tests and acts will be at Buyer’s sole cost and expense, and Buyer will indemnify, defend and hold Seller and the Real Property and the EMI Land free and harmless from and against any liens, claims, losses, liabilities, damages, legal fees and costs, including without limitation claims for personal injury, death or property damage, arising out of or in connection with the entry by Buyer and its agents and consultants onto the Real Property and the EMI Land and any such tests and acts. This Section will survive the Closing or the termination of this Agreement.

4.3    Leases & Contracts. After the Effective Date and until Closing, Seller may not, and may not permit the Operating Companies to, enter into new Leases and Contracts or modify, renew or terminate any of the existing Leases and Contracts without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

4.4    “AS IS” SALE. BUYER AGREES THAT BUYER SHALL TAKE THE PROPERTY “AS-IS,” “WHERE-IS,” AND WITH ALL FAULTS AND CONDITIONS THEREON, SUBJECT ONLY TO THE EXPRESS REPRESENTATIONS, WARRANTIES, INDEMNITIES AND GUARANTIES SET FORTH HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS (DEFINED BELOW). ANY DUE DILIGENCE MATERIALS OR OTHER WRITTEN INFORMATION OR DISCLOSURES (COLLECTIVELY, THE “DISCLOSURES”) PROVIDED OR MADE TO BUYER OR ITS CONSTITUENTS BY SELLER OR ANY OF SELLER’S EMPLOYEES OR REPRESENTATIVES CONCERNING THE CONDITION OF THE PROPERTY, ITS SUITABILITY FOR BUYER’S INTENDED USES, THE AVAILABILITY OF WATER, THE PRESENCE OR REMEDIATION OF HAZARDOUS MATERIALS OR COMPLIANCE WITH HAZARDOUS MATERIALS LAWS (EACH AS DEFINED IN SECTION 12.14 BELOW), OR ANY OTHER MATTER PERTAINING TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR BUYER’S FUTURE USE OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS. BUYER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, BUYER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY AND THE REPRESENTATIONS, WARRANTIES, INDEMNITIES AND GUARANTIES SET FORTH HEREIN AND IN ANY OF THE TRANSACTION DOCUMENTS. BUYER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE REPRESENTATIONS, WARRANTIES, INDEMNITIES AND GUARANTIES SET FORTH HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS SOIL AND GEOLOGY, (B) THE AVAILABILITY OF WATER FOR PURPOSES OF IRRIGATING THE PROPERTY OR FOR ANY OTHER USE, INCLUDING WITHOUT LIMITATION THE PERMITS, APPROVALS AND OTHER MATTERS WHICH BUYER MAY NEED TO SECURE OR UNDERTAKE IN ORDER TO PRESERVE, SECURE

OR DEVELOP EXISTING OR NEW SOURCES OF WATER, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY INCLUDING WITHOUT LIMITATION ZONING AND SUBDIVISION, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS REGARDING HAZARDOUS MATERIALS OR COMPLIANCE WITH HAZARDOUS MATERIALS LAWS.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS, TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER (FOR ITSELF AND ON BEHALF OF ANY ENTITY AFFILIATED WITH OR CLAIMING BY, THROUGH OR UNDER BUYER (INCLUDING ANY BUYER AFFILIATE OR SUBSIDIARY TAKING TITLE TO ANY PORTION OF THE PROPERTY (A “BUYER AFFILIATE” AT CLOSING)) HEREBY WAIVES, RELEASES AND AGREES NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION, INDEMNIFICATION, ABATEMENT OR REMEDIAL ACTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR SELLER’S AFFILIATES BASED ON (A) THE PRESENCE OR ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY HAZARDOUS MATERIALS, CHEMICAL, OR ANY OTHER MATERIAL WHATSOEVER, ON, AT OR TO THE PROPERTY OR ANY AQUIFERS OR OTHER GROUNDWATER RESOURCES LOCATED ON THE PROPERTY, AND, EXCEPT AS EXPRESSLY PROVIDED IN THE EMI OPERATING AGREEMENT, THE EMI LAND OR ANY AQUIFERS OR OTHER GROUNDWATER RESOURCES LOCATED ON THE EMI LAND (COLLECTIVELY, “ENVIRONMENTAL CONDITIONS”), OR (B) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON OR UNDER THE PROPERTY, EXCEPT FOR CLAIMS BASED UPON (1) A BREACH OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS EXPRESSLY ADDRESSING HAZARDOUS MATERIALS AND/OR HAZARDOUS MATERIALS LAWS, (2) EXPRESS INDEMNITIES UNDER THE CPR DECLARATIONS OR UNDER THE A&B EXCLUSIVE EASEMENTS, (3) A BREACH OF SELLER’S REPRESENTATION AND COVENANTS IN SECTION 12.14 (ENVIRONMENTAL MATTERS), OR (4) EXPRESS INDEMNITIES AND GUARANTIES CONTAINED HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS.

WITHOUT LIMITATION UPON BUYER’S RIGHT TO RELY ON THE EXPRESS REPRESENTATIONS, WARRANTIES, INDEMNITIES AND GUARANTIES CONTAINED HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS, AND EXCEPT AS OTHERWISE PROVIDED HEREIN, BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE

PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS ON THE PROPERTY OR, EXCEPT AS PROVIDED IN THE EMI OPERATING AGREEMENT, THE EMI LAND, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES WITH RESPECT THERETO. EXCEPT AS OTHERWISE PROVIDED HEREIN AND IN ANY OF THE TRANSACTION DOCUMENTS, UPON CLOSING, BUYER (AND ANY ENTITY AFFILIATED WITH OR CLAIMING BY, THROUGH OR UNDER BUYER) SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER (AND ANY ENTITY AFFILIATED WITH OR CLAIMING BY, THROUGH OR UNDER BUYER), UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S AFFILIATES) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S AFFILIATES) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN DESIGN OR CONSTRUCTION, OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, LIABILITIES EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, EXCEPT FOR BREACHES BY SELLER OF THE EXPRESS PROVISIONS OF THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING AND ANY TERMINATION OF THIS AGREEMENT.

Buyer’s Initials: /s/ RRP

4.5    Confidentiality. All Due Diligence Materials and other information provided to or obtained by Buyer with respect to the Property and this transaction is subject to the Nondisclosure Agreement dated February 26, 2018, between ABLR and Trinitas Partners, LLC (the “Nondisclosure Agreement”), which is incorporated herein by reference and which Buyer accepts and agrees to be bound by as if Buyer had originally been a party to it.

4.6    Inapplicability and Waiver of Certain Statutory Provisions. Seller and Buyer acknowledge and agree that the transaction contemplated by this Agreement is not subject to the provisions of Hawaii Revised Statutes Chapters 484, 508D or 514B Parts IV and V or of 15 U.S. Code Chapter 42 (collectively, the “Real Estate Registration and Sales Laws”). Buyer hereby freely and voluntarily waives any claim that this transaction is subject to the Real Estate Registration and Sales Laws or that Buyer is entitled to any remedies thereunder, and Buyer hereby agrees to indemnify, defend and hold Seller harmless from any expenses, costs, liabilities, attorneys’ fees or damages that Seller incurs if Buyer asserts any claims to the contrary. This Section shall survive Closing.

ARTICLE 5

TITLE AND SURVEY

5.1     Title Exceptions. Seller has provided Buyer with certain existing title reports in Seller’s possession regarding portions of the Real Property. Prior to the Effective Date, Buyer by letter dated October 8, 2018, requested that Seller take certain actions with respect to matters shown in those title reports (the “Initial Title Objections”). Seller responded by letter dated October 31, 2018 (the “Seller Title Objection Response”) and the Title Commitment was thereafter issued by the Title Company. If the Title Company adds or Buyer discovers, prior to Closing, any new title exceptions or requirements (a) that are Mandatory Cure Exceptions (as defined below), (b) that are caused or consented to by Seller or any of its agents or affiliates after the date of the Title Commitment, or (c) that in Buyer’s reasonable opinion are reasonably certain to materially impair Buyer’s ownership and use of the Property as a whole for Buyer’s intended use, then Buyer shall notify Seller of any such exceptions or requirements to which Buyer objects (the “Additional Title Objections”) within three (3) days of Title Company’s notification or Buyer’s discovery of such exception or requirement, and in any event no later than three (3) days prior to the Closing. All such exceptions or requirements to which Buyer does not so object shall be deemed “Permitted Exceptions”. In addition, and notwithstanding anything contained herein to the contrary, and except for exceptions that Seller expressly agreed to remove in the Seller Title Objection Response, the following shall be Permitted Exceptions: (a) the reservation to the State of Hawaii of mineral and water rights of any nature; (b) the lien of all ad valorem real property taxes and assessments, general, special and/or rollback, not yet due and payable as of the Closing Date; (c) applicable zoning and building ordinances and land use regulations, now or hereafter in effect relative to the Real Property; (d) discrepancies, conflicts in boundary lines, shortage in area, encroachments or any other matters which a correct survey, archaeological study or physical inspection of the Real Property would disclose; (e) any and all existing roadways, trails, easements, rights of way, flumes and irrigation ditches; (f) claims arising out of customary and traditional rights and practices, including without limitation those exercised for subsistence, cultural, religious, access or gathering purposes, as provided for in the Hawaii Constitution or the Hawaii Revised Statutes; (g) any exceptions caused by Buyer, its agents, representatives or employees; and (h) all exceptions contained in the Title Commitment. Buyer acknowledges that title reports or commitments are not available for every parcel included within the Real Property, and the absence of such reports or commitments alone is not grounds for Buyer to assert any title objections. Further, Buyer acknowledges that certain portions of the Real Property are known to have broken or otherwise uninsurable title, and that notwithstanding any objections Buyer may have or anything to the contrary herein Seller will not be undertaking any efforts to make title to such portions insurable, and all such portions shall be conveyed at Closing by quitclaim deed without warranties of title.

5.2    Curing of Title Exceptions. If Buyer notifies Seller of any Additional Title Objections, Seller shall have the following options:

(a)    Mandatory Cure Exceptions. If the Initial Title Objections or Additional Title Objections pertain to portions of the Real Property that the Title Company commits to insure under the Title Commitment and are (i) money judgments, taxes (other than taxes which are subject to proration pursuant to this Agreement), or inchoate or perfected mechanics or materialman’s liens, (ii) mortgages or other monetary liens, including third party financing liens, or (iii) matters Seller is otherwise obligated to cure or deliver pursuant to this Agreement, then Seller shall be required to remove such exceptions (the “Mandatory Cure Exceptions”) from the Title Commitment by taking the actions necessary to have the Mandatory Cure Exceptions satisfied, deleted or insured over by the Title Company, or transferred to bond so that the Mandatory Cure Exceptions are removed from the Title Commitment and Buyer’s Title Policy at or before Closing.

(b)    Optional Cure Exceptions. With regard to all Additional Title Objections which are not Mandatory Cure Exceptions (the “Optional Cure Exceptions”), Seller shall have the option, but not the obligation, to take the actions necessary to have the Optional Cure Exceptions deleted or insured over by the Title Company, or transferred to bond so that the Optional Cure Exceptions are removed from the Title Commitment and Buyer’s Title Policy at or before Closing. If Buyer notifies Seller of any Additional Title Objections which are Optional Cure Exceptions, Seller shall provide Buyer with written notice of its election as to whether or not it will cure the Optional Cure Exceptions within three (3) days after Seller’s receipt of Buyer’s notice of any Optional Cure Exceptions, and in any event no later than three (3) days prior to Closing. If Seller notifies Buyer that it will not attempt to cure the Optional Cure Exceptions, Buyer shall have the option to either proceed to Closing and accept title in its existing condition without adjustment to the Purchase Price (in which case such accepted Optional Cure Exceptions will be deemed Permitted Exceptions), or to terminate this Agreement. In the event Buyer elects to terminate this Agreement, the Closing Price shall be returned to Buyer and neither Buyer nor Seller shall have any further rights or obligations hereunder.

5.3    Survey. No ALTA survey or ALTA survey update of the Property (the “Survey”) has been done in connection with this transaction. Any matter which would be shown by such a Survey shall be a Permitted Exception.

ARTICLE 6

Approvals

6.1    Seller’s Approvals. Seller represents to Buyer that, prior to the Effective Date, Seller received all of Seller’s internal approvals necessary to consummate and close this transaction in accordance with the terms of this Agreement.

6.2    Buyer’s Approvals. Buyer represents to Seller that, prior to the Effective Date, Buyer received all of Buyer’s internal approvals and any other approvals necessary for Buyer to fund, consummate and close this transaction in accordance with the terms of this Agreement.

6.3    No Other Approvals. Closing is not subject to or contingent on any third party or governmental approvals.

ARTICLE 7

Buyer’s Remedies

7.1     Buyer’s Remedies for Seller’s Failure to Close. Notwithstanding anything to the contrary contained in this Agreement, if Closing does not occur due to a Seller default, then Buyer may, as Buyer’s sole and exclusive remedy hereunder and at Buyer’s option, either (a) terminate this Agreement by written notice to Seller, Escrow Holder and Title Company given at any time after Seller shall have failed, for a period of five (5) days after written notice from Buyer, to cure such default and, upon receipt of such notice of termination, Escrow Holder shall refund the Closing Price to Buyer and, if Seller’s default was the result of Seller’s intentional and willful act or failure to act, Seller shall reimburse Buyer for all of its actual, documented, out-of-pocket costs paid to non-affiliated third parties in connection with this Agreement, up to a maximum aggregate amount of $1,000,000.00, whereupon neither party shall have any rights or obligations under this Agreement, except for those obligations which expressly survive Closing, or (b) upon notice to Seller not more than thirty (30) days after the originally scheduled Closing Date, and provided an action is filed within thirty (30) days thereafter, Buyer may seek specific performance of Seller’s obligation to convey the Property, but not damages; provided, however, solely in the event that Buyer elects to proceed under this clause (b) and, despite Buyer’s commercially reasonable efforts related thereto, specific performance is not available, Buyer may terminate this Agreement, whereupon (i) Escrow Holder shall refund the Closing Price to Buyer, (ii) if Seller’s default and/or the unavailability of specific performance was the result of Seller’s intentional and willful act or failure to act, Seller shall be obligated to pay to Buyer an amount equal to Buyer’s actual, documented, out-of-pocket costs paid to non-affiliated third parties in connection with this Agreement, and (iii) neither party shall have any rights or obligations under this Agreement, except for those obligations which expressly survive Closing. Buyer’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (a) above.

7.2     Buyer’s Remedies After Closing.

(a)    Subsequent Transfer Default. If Seller fails to effectuate the Subsequent Transfers pursuant to Section 9.2(b) following the Closing (defined below) and Seller fails, for a period of five (5) days after written notice from Buyer, to cure such failure (“Subsequent Transfer Default”), Buyer shall have all of its remedies at law or equity against Seller. This Section 7.2(a) shall survive the Closing.

(b)    Escrow Holdback; Appointment of Escrow Holder; Term. At Closing, Seller shall deposit with Escrow Holder the sum of $7,500,000.00 (the “Holdback Amount”) to pay any debts, obligations or liabilities Seller may have to Buyer after Closing, excluding the obligation to pay the Rebates (the “Post-Closing Obligations”), that arise pursuant to or in connection with Seller’s breach of the representations, warranties, indemnifications, covenants or other obligations of Seller under this Agreement or any document signed and delivered by Seller to Buyer at Closing (collectively, the “Transaction Documents”). Seller and Buyer hereby appoint and designate Escrow Holder to hold, administer, and disburse the Holdback Amount from the Closing Date until the first anniversary of the Closing Date (the “Holdback Period”), and Escrow Holder accepts such appointment. The Holdback Amount shall be placed in one or more interest-bearing FDIC insured accounts (the “Holdback Account”). If Buyer incurs any cost, expense, damage or liability with respect to any of Seller’s Post-Closing Obligations that individually or in the aggregate exceed the Floor Amount defined in Section 7.2(c), Buyer shall have the right, but not the obligation, to require payment from Escrow Holder out of the Holdback Account for the amount of any such costs, expense, damage or liabilities that exceed the Floor Amount. To draw on the Holdback Account, Buyer must send written request for payment to Escrow Holder and Seller detailing the amount payable and including supporting documentation of the amount requested in reasonable detail. Seller hereby irrevocably instructs Escrow Holder to pay Buyer any undisputed amounts that Buyer requests in accordance with the preceding sentence out of the Holdback Account no more than five (5) Business Days of receipt of a Buyer’s written request, provided that unless Seller approves such payment in writing within such 5-Business Day period Escrow Holder shall only pay the portion (if any) to which Seller approves in writing, and shall continue to hold the balance of the requested payment until its disposition is resolved by mutual written instructions of the parties or final, non-appealable court judgment. If Seller fails to instruct Escrow Holder within such five (5) Business Day period, Escrow Agent shall disburse the full amount requested by Buyer. Any fees of Escrow Holder for establishing and administering the Holdback Account shall be paid by Buyer. The Holdback Amount, or any remaining portion thereof, shall be remitted to Seller upon expiration of the Holdback Period, provided however that if any Buyer claims for reimbursement are pending or unresolved at such time, Escrow Holder shall withhold 120% of the amount of any such claims pursuant to the terms of this Section 7.2(b) until such claims are paid in full or resolved by mutual agreement of the parties or final court judgment. Escrow Holder at its sole discretion may file a suit in interpleader in any court having jurisdiction in the matter for the purpose of having the respective rights of the disputing parties adjudicated and may deposit with the court any or all monies held hereunder with deductions for Escrow Holder’s attorney’s fees and costs. Upon institution of such interpleader suit or other action, depositing such money with the court, and giving notice thereof to the parties thereto by personal service or in accordance with the order of the court, Escrow Holder shall be fully released and discharged from all further obligations hereunder with respect to the monies so deposited. This Section 7.2(b) shall survive the Closing and Seller’s obligations under this Section 7.2(b) shall be covered by the Parent Guaranty.

(c)    Limitations of Seller’s Liability. The representations and warranties of Seller in Section 10 or elsewhere in this Agreement are intended to and shall remain true and correct as of the Closing Date (and with respect to the representations and warranties related to EMI until the Initial EMI Transfer Date), and shall survive the Closing and transfer of title to the Property until the fifth anniversary of the Closing Date with respect to any and all environmental representations and warranties and the representations set forth in Sections 10.1(a), (b), (k), (l) and (t), and until the second anniversary of the Closing Date with respect to all other representations and warranties (as applicable, the “Survival Period”), unless a longer period of time is otherwise expressly provided for herein. Any action for breach of a representation or warranty must be commenced, if at all, within said Survival Period. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred, (a) except as provided in the following sentence, the aggregate liability of Seller arising pursuant to or in connection with Seller’s breach of its representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any of the Transaction Documents shall not exceed $7,500,000.00 (the “Liability Limitation”) and (b)

Seller shall not be liable for any judgment in any action based upon any claim by Buyer alleging a breach by Seller of any representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any of the Transaction Documents, unless and until such claim, either alone or together with any other claims by Buyer against Seller alleging a breach by Seller of any representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller contained in this Agreement or in any of the Transaction Documents, is for an aggregate amount in excess of $250,000.00 (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the amount thereof that exceeds the Floor Amount, subject to the Liability Limitation. Notwithstanding the foregoing sentence, the Floor Amount and Liability Limitation shall not apply to (1) Seller’s obligation to pay Rebates as provided in Section 2.7, (2) Seller’s funding obligations under the EMI Operating Agreement, (3) Seller’s obligation to pay water delivery charges under the Water Delivery Agreement, (4) Seller’s obligations under Sections 12.14(c) and 12.14(e), (5) Seller’s obligation to indemnify Buyer against claims or losses relating to Hazardous Materials in connection with the land subject to the CPR Declarations and the A&B Exclusive Easements, (6) Seller’s obligation to pay rollback taxes pursuant to Section 12.8(b), (7) Seller’s post-closing obligation to repair wells as provided in Section 12.16, (8) Seller’s Retained Liabilities pursuant to Section 12.2, (9) Seller’s obligations in connection with the MECO Subdivision pursuant to Section 12.15, (10) Seller’s obligation to effectuate the Subsequent Transfers, and (11) Seller’s obligation to indemnify Buyer for any claims made in connection with the USFWS warranties pursuant to Section 3.8 (collectively, the “Uncapped Seller Obligations”). The Uncapped Seller Obligations and other obligations under this Section 7.2(c) shall survive the Closing and shall be covered by the Parent Guaranty, but ABI’s liability under the Parent Guaranty solely for the Uncapped Seller Obligations shall not exceed $7,500,000.00 (other than ABI’s liability for the Rebates which shall not be capped under the Parent Guaranty).. Seller shall at all times maintain net worth sufficient to satisfy any Uncapped Seller Obligations and shall not dissolve or windup without making reasonable provision for the payment of any unsatisfied Uncapped Seller Obligations and such obligations of Seller shall be included in the Parent Guaranty and ABI’s liability shall not be capped under the Parent Guaranty. The Liability Limitation shall be reduced by the amount of any payments to Buyer from the Holdback Account established pursuant to Section 7.2(b). The Liability Limitation shall not be reduced by any payments to Buyer with respect to the Uncapped Seller Obligations, whether from the Holdback Account, pursuant to the Parent Guaranty or otherwise. No director, officer, manager, member, partner, employee, beneficiary, shareholder, participant, representative or agent of Seller or any entity that is or becomes a constituent partner or member in Seller or an agent of Seller (“Seller’s Affiliates”) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Transaction Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to the Holdback Account and Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner or member in Seller or any entity owning an interest (directly or indirectly) in Seller, nor any obligation of any constituent partner or member in Seller or any entity owning an interest (directly or indirectly) in Seller to restore a negative capital account or to contribute capital to Seller (or any entity owning an interest, directly or indirectly, in any other constituent partner or member of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other entity (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or obligation to restore or contribute). EXCEPT FOR THE UNCAPPED SELLER OBLIGATIONS, THE TOTAL LIABILITIES OR OBLIGATIONS OF SELLER TO BUYER AFTER CLOSING SHALL NOT UNDER ANY CIRCUMSTANCES EXCEED THE LIABILITY LIMITATION. TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER (FOR ITSELF AND ON BEHALF OF ANY ENTITY AFFILIATED WITH BUYER) HEREBY WAIVES, RELEASES AND AGREES NOT TO MAKE ANY CLAIM OR BRING ANY ACTION TO RECOVER FROM SELLER OR ANY OF SELLER’S AFFILIATES ANY AMOUNT IN EXCESS OF THE LIABILITY LIMITATION, OTHER THAN AMOUNTS DUE WITH RESPECT TO THE UNCAPPED SELLER OBLIGATIONS AND UNDER THE PARENT GUARANTY.

Buyer’s Initials: /s/ RRP

7.3    Incorporation of Waiver Agreement. In connection with the negotiation of this Agreement certain of the Sellers, Pomona Farming, LLC, and Public Sector Pension Investment Board entered into that certain Waiver Agreement dated July 18, 2018 (the “Waiver Agreement”). The terms of the Waiver Agreement are incorporated herein by reference and the waivers, obligations, covenants and commitments of the “Buyer” under such agreement are hereby made binding on Buyer as if Buyer were originally a party to such agreement, but such incorporation shall not waive or limit any of the specific rights or obligations of the parties to this Agreement under this Agreement or any of the Transaction Documents.

7.4    Buyer’s Voluntary Acceptance of Limitations on Its Remedies; Survival. Buyer acknowledges and agrees that the waivers, releases and other provisions contained in this Article 7 as well as elsewhere in this Agreement, were a material factor in Seller’s acceptance of the Purchase Price and agreement to the terms of this Agreement, and that Seller is unwilling to sell the Property to Buyer unless Seller is released and indemnified as expressly set forth herein. Except as otherwise set forth herein, the releases by Buyer set forth in this Agreement include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release of Seller. Buyer acknowledges and agrees that Buyer, together with Buyer’s counsel, has fully reviewed the disclaimers, waivers, releases, indemnities, etc., set forth in this Agreement and understands the significance and effect thereof. The terms and conditions of this Article 7 will expressly survive the Closing or termination of this Agreement.

Buyer’s Initials: /s/ RRP

ARTICLE 8

CONDITIONS TO CLOSING

8.1    Buyer Closing Conditions. The following (the “Closing Conditions”) shall be conditions precedent to Buyer’s obligation to close the transaction:

(a)    This Agreement shall not have terminated pursuant to its terms;

(b)    Any Title Objections which Seller is obligated to cure have been cured as of the Closing Date and the Title Company is irrevocably committed to issue the Title Policy;

(c)    Seller’s representations and warranties set forth in Article 10 shall be true and correct in all material respects as if made on the Closing Date, provided that there shall be no failure of this condition where any matters that cause Seller’s representation to be incorrect were disclosed in writing to Buyer prior to the Effective Date, or arose after the Effective Date and are not material to the transaction as a whole. For purposes of this section, such matters shall not be deemed material to the transaction as a whole where they are, in the aggregate, reasonably estimated to result in a loss, liability or expense to Buyer of $1,000,000 or less; and

(d)    Seller has materially performed all its obligations and covenants, and made all required deliveries, under this Agreement.

If any of the Closing Conditions listed in (a) through (d) shall not have been satisfied on or before the Closing Date, then Buyer shall have the right to either (i) waive such Closing Condition(s) and proceed with Closing, or (ii) elect to not proceed with Closing by giving written notice to Seller of such election prior to the Closing Date, in which case the Closing Price shall be immediately returned to Buyer and this Agreement shall terminate. In addition, if such Closing Condition has not been satisfied due to a default on the part of Seller, Buyer shall also have its rights under Article 7.

ARTICLE 9

CLOSING AND ESCROW

9.1    Deposit with Escrow Holder and Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement, together with the Closing Price provided for above, with Escrow Holder and this instrument shall serve as the instructions to Escrow Holder for consummation of the purchase and sale contemplated by this Agreement. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

9.2    Closing. The closing of the purchase and sale of the Property and the execution and exchange of documents (the “Closing”) shall be held at the offices of Escrow Holder or its designee. The Closing shall occur as follows:

(a)    Closing Date. On December 20, 2018 (the “Closing Date”), the following Property shall be transferred to Buyer and the corresponding Closing Price shall be released to Seller in accordance with the terms of this Agreement:

(i)    The A&B Land, excluding any portion of the A&B Land for which any required CPR Declaration has not yet been recorded as of the Closing Date (such land, the “Delayed CPR Lands”);

(ii)    The Kulolio Membership Interests; and

(iii)    The CMF Membership Interests.

(b)    Subsequent Transfers. The following transfers (the “Subsequent Transfers”) shall occur following the Closing:

(i)    At any time after the Closing Date, on a date mutually agreed-upon by the parties, but no later than February 1, 2019 (the “Initial EMI Transfer Date”), the Initial EMI Interests will be transferred to Buyer and the Initial EMI Price shall be released to Seller in accordance with the terms of this Agreement and the EMI Operating Agreement shall become effective; and

(ii)    At any time after the Closing Date, on multiple days if necessary as determined by the parties, on a date or dates mutually agreed on by the parties, but no later than the Initial EMI Transfer Date, any Delayed CPR Lands will be transferred to Buyer and the corresponding portion of the Purchase Price attributable to such Delayed CPR Lands shall be released to Seller in accordance with the terms of this Agreement.

The Subsequent Transfers are an integral part of this transaction. Accordingly, once the Closing has occurred, the parties’ obligations to consummate and complete the Subsequent Transfers as set forth in this paragraph are unconditional.

(c)    Gap Closing. Because the total number of Transaction Documents to be recorded at Closing exceeds the number that the Hawaii Bureau of Conveyances will accept from Escrow for regular recording on a single day, Buyer and Seller have agreed that certain documents required to be recorded on the Closing Date under this Agreement shall instead be recorded after the Closing Date as set forth in the Escrow Instructions attached hereto as Exhibit J (“Gap Closing Escrow Instructions”). The Transaction Documents to be recorded on the Closing Date will be listed under the Tranche One heading on Exhibit A to the Gap Closing Escrow Instructions, and the Transaction Documents to be recorded after the Closing Date will be listed under the Tranche Two, Tranche Three, etc. heading on Exhibit A to the Gap Closing Escrow Instructions (the “Late-Recording Documents”). Seller and Buyer acknowledge and agree that notwithstanding the date of recording the Late-Recording Documents, those documents shall be dated and deemed effective as of the Closing Date as if they had been recorded concurrently with the rest of the Transaction Documents, and the delay in their recording shall not be deemed to impair the effectiveness of the Closing in any respect, including without limitation, with respect to transfer of possession and risk with respect to the Property or prorations. Seller agrees that between the Closing Date and the date of recording of the Late-Recording Documents (or with respect to the Delayed CPR Lands, the dated of recording the documents effectuating such Subsequent Transfer (the “Delayed CPR Recording Documents”)) it shall not encumber, impair, exercise, modify or terminate any of the agreements, rights or interests that are conveyed by the Late-Recording Documents or the Delayed CPR Recording Documents and shall indemnify, defend and hold Buyer harmless from and against any claims or losses arising from Seller’s breach of this covenant. This Section shall survive Closing.

9.3    Failure of Closing. In the event the Closing does not occur on or before the Closing Date for a reason other than Buyer’s default under this Agreement, Escrow Holder shall, unless it is notified by Seller to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder, including the return of the Closing Price to Buyer.

9.4    Notices to Tenants and Other Counterparties. At the Closing, Seller shall provide Buyer a signed notice (the “Tenant Notice”) to be copied and given to each tenant of the Real Property, which notice shall disclose that (i) the Real Property has been sold to Buyer, (ii) after the Closing, all rents should be paid to Buyer, and (iii) Buyer shall be responsible for all tenant security deposits to the extent paid or credited to Buyer. Seller and Buyer shall also cooperate to notify counterparties under the Contracts. The form of the notices shall be reasonably acceptable to both Buyer and Seller. Buyer covenants to deliver such notice to each tenant or other counterparty as soon as reasonably possible after Closing. This provision shall survive Closing.

9.5    Delivery by Seller to Escrow Holder. Seller shall deliver to Escrow Holder, no later than two (2) Business Days prior to the Closing Date, the following documents duly executed and, where required, acknowledged by Seller (collectively, the “Closing Documents”), provided that by mutual agreement Buyer and Seller may elect to exchange and/or record certain of the Closing Documents outside of Escrow:

(a)    Deeds for the portions of the Real Property that the Title Company commits to insure under the Title Policy;

(b)    Quitclaims for all other portions of the Real Property and for Land Commission Awards within the boundaries of the Real Property but excluded under the Title Policy;

(c)    The Bill of Sale;

(d)    The General Assignment;

(e)    An Assignment of Leases;

(f)    Assignments of the Membership Interests;

(g)    The EMI Operating Agreement;

(h)    The Parent Guaranty;

(i)    One or more of an Assignment and Assumption in the form attached hereto as Exhibit K to assign the West Maui Water Interests held by ABL, ABLR or ABPHR;

(j)    One or more of an Assignment and Assumption in the form attached hereto as Exhibit L to assign the East Maui Water Interests held by ABL, ABLR or ABPHR;

(k)    The CPR Declarations to be recorded at Closing, if any;

(l)    The A&B Exclusive Easements to be recorded at Closing, if any;

(m)    The Excluded Land Easements to be recorded at Closing, if any;

(n)    The New Appurtenant Easements to be recorded at Closing, if any;

(o)    The Restricted Land Easement;

(p)    The Gap Closing Escrow Instructions;

(q)    A Water Delivery Agreement in the form attached hereto as Exhibit M providing for the delivery by Buyer and EMI of nonpotable water to the Excluded Land and certain other services after Closing;

(r)    One or more Assignment and Assumption of In Gross Easements in the form attached hereto as Exhibit N;

(s)    An Employee Transition Agreement in the form attached hereto as Exhibit O;

(t)    Such transfer and/or conveyance tax forms for each Deed and quitclaim as are required by law;

(u)    An affidavit, certification or notice required by Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations pursuant thereto, and Section 235-68, Hawaii Revised Statutes, to relieve Buyer of any potential withholding liability under such Section;

(v)    Resolutions, certificates of good standing, owner’s affidavits and such other documents as the Title Company may require to issue the Title Policy;

(w)    A State of Hawaii tax clearance certificate for the entity(ies) holding the Hawaii taxpayer identification number(s) that covers each of the Seller entities; and

(x)    Such other instruments as are reasonably necessary to close the transaction contemplated by this Agreement.

9.6    Delivery by Seller to Buyer. Seller shall deliver to Buyer upon the Closing Date, to the extent each item below is in Seller’s possession but not located at the Property:

(a)    The Tenant Notice and notices to any other counterparties required under Section 9.4, executed by Seller;

(b)    Originals of the Leases (and amendments thereto, if any) and all records and correspondence relating to the Leases;

(c)    Originals of all Contracts and any warranties or guaranties in Seller’s possession received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Improvements or any tenant improvements;

(d)    As-built plans and specifications for the Improvements (if any) in Seller’s possession;

(e)    All instruction manuals, procedure manuals, manufacturer’s warranties and similar materials in Seller’s possession which relate to the Property;

(f)    All books and records in Seller’s possession (or copies thereof) relating to the operation and maintenance of the Property and the Operating Companies prior to the Closing Date, but excluding the Excluded Documents and Retained Records;

(g)    Resignations of the officers, directors and managers, if any, of CMF and Kulolio; and

(h)    Originals of all building permits and certificates of occupancy for the Improvements (if any) in Seller’s possession.

9.7    Delivery by Buyer to Escrow Holder. No later than two (2) Business Days before the Closing Date, Buyer shall deliver to Escrow Holder (i) the balance of the Closing Price; (ii) its share of costs, prorations and expenses pursuant to Section 9.10; and (iii) Buyer’s countersignatures to all Transaction Documents and deliverables to which Buyer is a signatory.

9.8    Other Instruments. Seller and Buyer shall each deliver to Escrow Holder such other instruments as are reasonably required by Escrow Holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

9.9    Close of Escrow. Provided that (i) Escrow Holder has received the documents, instruments and funds described in Sections 9.5, 9.7 and 9.8 hereof, (ii) Escrow Holder has received notice from Buyer that all of the conditions to Closing set forth in Section 8.1 have been satisfied or waived, (iii) Escrow Holder has not received notice from Buyer or Seller that any of the representations and warranties made by either Buyer or Seller herein are untrue either as of the date of this Agreement or as of the Closing Date, and (iv) the Title Company is irrevocably committed to deliver to Buyer the Title Policy, Escrow Holder is authorized and instructed on the Closing Date to:

(i)    Record the Deeds, quitclaims and any other recordable Transaction Documents in the Bureau of Conveyances of the State of Hawaii and/or the Office of the Assistant Registrar of the Land Court of the State of Hawaii, as applicable, in accordance with the Gap Closing Escrow Instructions; and

(ii)    Deliver to Seller the portion of the Purchase Price allocated to all portions of the Property conveyed to Buyer on the Closing Date (as set forth herein or on Schedule 1.1), less Seller’s share of prorations and costs of escrow.

9.10    Prorations and Apportionments. Escrow Holder shall generate a closing statement setting forth the prorations and apportionments required by this Section, which closing statement shall not be effective until approved by Buyer and Seller prior to the Closing Date. Where possible, Buyer and Seller shall determine the amounts to be prorated and provide Escrow Holder with a spreadsheet containing that information at least two (2) Business Days before the Closing. The following items are to be prorated on a per diem basis as of as of 12:01 a.m. on the Closing Date:

(a)    real estate and personal property taxes, governmental fees and special assessments;

(b)    all collected rents (excluding Prepaid Rents, as defined below), income and revenues of the Property, provided that all uncollected rents for the months prior to the month in which the Closing occurs, and a prorated portion of all uncollected rents for the month of the Closing (“Delinquent Rents”) shall remain Seller’s property and shall not be prorated, further provided that all rents received by Seller relating to any period subsequent to the Closing Date (“Prepaid Rents”), shall be delivered to Buyer at the Closing without proration. Buyer agrees to promptly deliver any Delinquent Rents received after Closing to Seller if obtained, provided that (i) all amounts received by Buyer from each tenant under a Lease after the Closing Date shall be applied first to current rent due and thereafter shall be applied to Delinquent Rents, and (ii) Buyer shall not be obligated to evict a tenant, institute a lawsuit or other legal process to recover Delinquent Rents;

(c)    all metered utilities, such as water, gas and electricity, to the extent the same are not the responsibility of and paid directly by tenants, shall be read and all telephone charges shall be determined and Seller shall execute all forms required to transfer all utilities to Buyer. At Closing, all charges for utilities shall be prorated based upon the meter readings and Seller shall pay the full amount of all utilities supplied to the Real Property and the EMI Land up to the Closing Date. All charges for utilities thereafter furnished to the Real Property and the EMI Land shall be paid by the Buyer, with the exception of past due amounts owed by Seller. Seller shall receive a credit at Closing for any utility deposits transferred to Buyer. All other utility deposits shall remain the property of and will be immediately released to Seller;

(d)    all expenses under Contracts shall be prorated at Closing. All expenses for Contracts not assumed by Buyer shall not be prorated and shall remain the sole responsibility of Seller. Any advance lump-sum or “up front” payments or other revenue in connection with any Contracts shall be credited to Buyer on a pro-rata basis over the term of such contract, including extension options; and

(e)     all annual, monthly or other periodic fees, charges or assessments payable with respect to the Governmental Authorizations shall be prorated at Closing.

9.11    Costs and Expenses. Fees of Escrow Holder, recording fees, conveyance tax and all other customary Closing costs shall be shared equally by Buyer and Seller except as otherwise specifically provided herein. The base premium for Buyer’s Title Policy shall be shared equally by Buyer and Seller and Buyer shall pay the premiums for any extended coverage or endorsements that Buyer elects to purchase. Buyer and Seller shall each bear their own legal and consultant fees and costs.

9.12    Code Section 1031 Exchange. Seller may convey the Real Property to Buyer as part of a tax-deferred exchange under Section 1031 of the Code. Seller may assign this Agreement to a qualified intermediary in order to facilitate a Code Section 1031 exchange transaction; provided that Seller shall remain liable for all obligations hereunder. Seller and Buyer agree to cooperate with each other in effecting such transaction, including, without limitation, consenting to the assignment of this Agreement to a qualified intermediary, provided that any such exchange transaction, and the related documentation, shall: (i) not require the other party to execute any contract (other than as set forth herein), make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand the obligations beyond this Agreement, (ii) not delay the Closing or the transaction contemplated by this Agreement, or (iii) not include acquiring title to any other property. Seller shall pay all of Buyer’s legal fees in excess of $10,000 incurred in connection with the documentation and effecting the exchange transaction. In connection with and without limiting the foregoing, Seller agrees to execute and deliver to Buyer no later than five (5) days prior to Closing, the Section 1031 Exchange Agreement attached hereto as Exhibit P. This Section 9.12 shall survive Closing.

9.13    Post-Closing Substitutions Regarding West Maui Water Use Permits. As soon as practicable after Closing, Buyer and Seller shall jointly (a) apply to substitute Buyer for Seller in State Water Use Permit Application No. 2206, and (b) notify the State Commission on Water Resource Management (“CWRM”) of the transfer of Water Use Permit No. 691 to Buyer.

9.14    Post-Closing File & Records Transfers. As soon as reasonably practicable after Closing, Seller and Buyer shall cooperate to transfer to Buyer any of Seller’s active and inactive files regarding the Property that Seller is able to locate via commercially reasonable efforts and that Buyer has not previously been provided, excluding any Excluded Documents and Retained Records. If at any time within three (3) years after Closing Buyer requests a specific record or document that was not delivered prior to, at or after Closing, Seller shall use commercially reasonable efforts to locate and provide the same to Buyer within thirty (30) days of Buyer’s request, provided that this obligation shall not include Excluded Documents and Retained Records. Seller shall not destroy any active or inactive files or documents regarding the Property with the three (3) year period. This provision shall survive the Closing.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES OF SELLER

10.1    As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants to and agrees with Buyer as follows:

(a)    Organization & Good Standing.

(i)    ABLR and ABLT are each a duly constituted series of Alexander & Baldwin, LLC, which is a limited liability company organized and in good standing under the laws of the State of Delaware and authorized to transact business in the State of Hawaii. ABLT has the requisite limited liability power and authority to own the Membership Interests.

(ii)    ABPHR is a duly constituted series of A & B Properties Hawaii, LLC, which is a limited liability company organized and in good standing under the laws of the State of Delaware and authorized to transact business in the State of Hawaii.

(iii)    EMI is a limited liability company organized and in good standing under the laws of the State of Hawaii and authorized to transact business in the State of Hawaii. Seller has delivered to Buyer a true and complete copy of EMI’s articles of organization and operating agreement.

(iv)    CMF is a limited liability company organized and in good standing under the laws of the State of Hawaii and authorized to transact business in the State of Hawaii. Seller has delivered to Buyer a true and complete copy of CMF’s articles of organization and operating agreement.

(v)    Kulolio is a limited liability company organized and in good standing under the laws of the State of Hawaii and authorized to transact business in the State of Hawaii. Seller has delivered to Buyer a true and complete copy of Kulolio’s articles of organization and operating agreement.

(b)    Authority and Power of Seller; Enforceability. All documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly executed and delivered by Seller and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. Seller has all requisite authority and power to execute and deliver the documents to which it is a party and, subject to the terms, conditions and limitations set forth in this Agreement, to consummate the transactions contemplated hereby and this Agreement constitutes the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as enforcement of the terms hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting enforcement of creditors’ rights generally, and general principles of equity.

(c)    Use and Operation. Except as disclosed on Schedule 10.1(c), Seller has not received written notice from any governmental authority of alleged failures of the Real Property or the EMI Land to comply with applicable building codes, safety and fire, environmental, zoning and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements which have not been cured.

(d)    Land Use Regulation. Seller has not received written notice from any governmental authority of any proposed or pending condemnation or change in zoning or land use designations affecting the Real Property or the EMI Land and to Seller’s knowledge none are contemplated, nor has Seller received notice of any special tax assessment proceedings affecting the Real Property or the EMI Land.

(e)    Contracts. To Seller’s knowledge, and except as otherwise disclosed in writing by Seller to Buyer:

(1)    the copies of the Contracts listed on Schedule 1.8 and the contracts of the Operating Companies listed on Schedules 1.2, 1.3, and 1.4, respectively, that Seller delivered to Buyer pursuant to this Agreement are true, correct and complete;

(2)    such Contracts and Operating Company contracts are in full force and effect and unmodified;

(3)    except as set forth in Schedule 1.8, there are no other Contracts currently in effect and binding on the Property;

(4)    except as set forth in Schedules 1.2, 1.3, and 1.4, there are no other contracts currently in effect and binding on the Operating Companies; and

(5)    there are no material, uncured defaults under any of the Contracts or Operating Company contracts.

(f)    Leases. To Seller’s knowledge, and except as otherwise disclosed in writing by Seller to Buyer:

(i)    the copies of the Leases listed on Schedule 1.7 and the leases of EMI listed on Schedule 1.2 (the “EMI Leases”) delivered to Buyer are true, correct and complete and there are no amendments or modifications of the Leases or the EMI Leases or other agreements, written or oral, with respect to the Leases or the EMI Leases except as listed on Schedule 1.7 and Schedule 1.2, respectively;

(ii)    the information set forth in the rent rolls prepared by Seller with respect to the Leases and the EMI Leases and made available to Buyer (the “Rent Rolls”) was true and complete as of the date such rent rolls were made available to Buyer;

(iii)    except for the Leases, there are no leases of the Real Property;

(iv)    except for the EMI Leases, there are no leases of the EMI Land;

(v)    there are no material, uncured defaults under any of the Leases or the EMI Leases;

(vi)    except to the extent described in the Rent Rolls, no tenant under any of the Leases or the EMI Leases has prepaid any rent or other charges for more than the current month;

(vii)    no tenant under any of the Leases or the EMI Leases has any right or option to purchase the Real Property or the EMI Land or any portion thereof or interest therein;

(viii)    except as provided in the Rent Rolls, no tenant under any of the Leases or the EMI Leases has the right to renew or extend any of the Leases or the EMI Leases or has any options or rights of first refusal with respect to leasing of other land or space, and no tenant under any of the Leases or the EMI Leases has the right to free rent, rebate, allowance, concession, security or other deposit; and

(ix)    Seller and EMI hold no security or other tenant deposits under the Leases or the EMI Leases except as shown on the Rent Rolls.

(g)    Labor Contracts. Neither Seller nor any Operating Company nor any affiliate is a party to, or otherwise bound by, any collective bargaining agreement or multi-employer pension fund covering employees who service the Property, the EMI Land, the EMI Assets, the CMF Assets, or the Kulolio Assets. As of the Initial EMI Transfer Date, EMI and EMI employees will no longer be participants in the cash balance defined benefit pension plan covering other Seller employees.

(h)    Labor Disputes. There is no current labor dispute with any maintenance or other personnel or employees of Seller nor any Operating Company with respect to the Property, the EMI Land, the EMI Assets, the CMF Assets, or the Kulolio Assets, which could adversely affect the use, operation or value of the Property, the EMI Land, the EMI Assets, the CMF Assets, or the Kulolio Assets.

(i)    Litigation. Except as listed on Schedule 10.1(i), there is no litigation or claim pending or, to Seller’s knowledge, threatened in writing against Seller or any Operating Company.

(j)    Other Contracts to Convey Property. Seller has not committed nor obligated itself in any manner whatsoever to sell the Property, the EMI Land, the EMI Assets, the CMF Assets, or the Kulolio Assets, or any portion thereof or interest therein to any party other than Buyer. Seller has not pledged or assigned any rents or income from the Leases, the EMI Leases, the EMI Land or the Property.

(k)    Capitalization; Title to Membership Interests. ABLT is the record and beneficial owner of one hundred percent (100%) of the Membership Interests, free and clear of any liens. The Membership Interests have been duly authorized and validly issued, are not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable (in each case to the extent such terms are applicable to limited liability companies under Hawaii law). The EMI Membership Interests constitute one hundred percent (100%) of the ownership interests in EMI. The CMF Membership Interests constitute one hundred percent (100%) of the ownership interests in CMF. The Kulolio Membership Interests constitute one hundred percent (100%) of the ownership interests in Kulolio. Except for this Agreement, there are no (i) outstanding subscriptions, warrants, options, purchase rights, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire (a) the EMI Membership Interests or other securities or equity or voting interests of EMI, (b) the CMF Membership Interests or other securities or equity or voting interests of CMF, or (c) the Kulolio Membership Interests or other securities or equity or voting interests of Kulolio, (ii) outstanding securities, instruments or obligations that are or may be convertible into or exercisable or exchangeable for any membership interests in the Operating Companies, or (iii) contracts under which an Operating Company may become obligated to sell or otherwise issue any membership interests. At the Closing, as provided herein, Seller shall transfer to Buyer record and beneficial ownership of the Membership Interests, free and clear of any liens, except those created by Buyer. The Operating Companies do not own any capital stock, securities, partnership interests or other equity interests of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity.

(l)    Financial Statements. Seller has made available to Buyer true, correct and complete copies of EMI’s current financial statements (the “EMI Financial Statements”) dated as of September 30, 2018 covering a portion of 2018, and dated December 31, 2017 covering 2017. The EMI Financial Statements have been prepared from, and are in accordance with, the books and records of EMI. The EMI Financial Statements prepared by Seller and delivered to Buyer are true, correct and complete and, except as disclosed by Seller in writing, contain no material inaccuracies or misstatements of fact. The Operating Companies have, to Seller’s knowledge, no liabilities of a nature that would be required to be set forth on the face of a balance sheet, or the notes thereto, prepared in accordance with generally accepted accounting principles (GAAP) other than liabilities incurred in the ordinary course of business.

(m)    Absence of Certain Changes. From the Effective Date until the Closing Date, the Operating Companies’ business shall be conducted consistent with past practices, except in connection with any process relating to the sale of the Operating Companies, including entering into this Agreement. Except as disclosed in writing by Seller, since the date of the EMI Financial Statements, there has not to Seller’s knowledge been any change, event or effect that, individually or in the aggregate with other changes, events or effects, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means the result of one or more facts, events, occurrences, changes or effects which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Operating Companies, each taken as a whole, or (ii) the ability of Seller to consummate this Agreement or perform any of its obligations hereunder or under any of the Transaction Documents; provided, however, that in no event shall any of the following facts, events, occurrences, changes or effects constitute, individually or in the aggregate, or be taken into account in determining the occurrence of, a Material Adverse Effect to the extent such fact, event, occurrence, change or effect relates to, arises out of or results from (A) the announcement of the execution of this Agreement, the identity of Buyer or any of its Affiliates, or Buyer’s announced or otherwise public plans with respect to the Property following the Closing, (B) the United States or world economy or United States or global financial market conditions (including changes in interest rates or prices of securities generally), (C) general political conditions in the United States or worldwide, (D) changes in legal or regulatory conditions, (E) any action or omission of Seller taken in accordance with the terms of this Agreement or with the consent of Buyer, (F) in and of itself, any failure by an Operating Company to meet forecasts or projections, (G) earthquakes, tornadoes, tsunamis, floods, or other acts of God, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, or (H) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement.

(n)    Books and Records. Copies of the books of account, ownership record books, minute books, and other corporate records, if any, of each Operating Company have been made available to the Buyer and such books and records have been maintained in accordance with Seller’s normal business practices. At the Closing, all of those books and records will be in the possession of the Operating Companies other than privileged materials retained by Seller and/or its counsel.

(o)    Bank Accounts. Seller will close out prior to or at Closing all bank accounts of the Operating Companies that hold any balances, investment accounts and/or safe deposit boxes.

(p)    Tax Filings.

(i)    all Tax Returns required to be filed by or with respect to the Operating Companies have been duly and timely filed (taking into account applicable extensions of time to file) with the appropriate governmental authority, and all such Tax Returns are complete and accurate in all material respects;

(ii)    all Taxes required to have been paid by or with respect to the Operating Companies that are due and payable have been paid in full;

(iii)    the Operating Companies and Seller and any of its Affiliates, do not have in force any extension or waiver of any statute of limitations in respect of Taxes (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor); and

(iv)    there are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of or with respect to the Operating Companies, or, to Seller’s knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of or with respect to the Operating Companies.

For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, escheat, unclaimed property, energy, withholding, employee or other similar tax or levy, together with any interest, fine, penalties, or additions to tax in respect of the foregoing; and “Tax Returns” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed with a Governmental Entity responsible for the administration of Taxes, or any amendment thereof.

(q)    Affiliate Transactions. Except as set forth in Schedule 10.1(r), there are no existing contracts between an Operating Company, on the one hand, and Seller or any Affiliate of Seller, on the other hand.

(r)    Insurance. Except for customary levels of Commercial General Liability, Property/casualty insurance, and mandatory Workers’ Compensation and similar employment related policies insuring the Operating Companies against risks in accordance with normal trade practices in businesses similar to the Operating Companies, the Operating Companies do not maintain other insurance coverages. The Operating Companies have not been refused any insurance coverage sought or applied for; all such insurance is outstanding and was duly in force on the Effective Date; and Seller does not have any reason to believe that the Operating Companies will not be able to renew the Operating Companies’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers on similar terms as may be necessary to continue to insure the Operating Companies’ business following the Closing. Seller shall not without Buyer’s consent cancel any existing insurance insuring the Operating Companies.

(s)    Assets. The Property, the EMI Land, the CMF Assets, the EMI Assets and the Kulolio Assets include all of the property and assets used in connection with the business of Seller and the Operating Companies conducted on the Property and the EMI Land, and there is no property or assets used in such business which is owned by any affiliate of Seller or the Operating Companies or by any third party, except for the Retained Records.

(t)    OFAC Compliance. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller represents and warrants to Buyer that Seller: (i) is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); and (ii) has not been determined by competent authority to be subject to the prohibitions contained in the Orders.

(u)    Real Property Taxes. Except as set forth in Schedule 1.9 (Governmental Authorizations), none of the Real Property or the EMI Land: (i) is subject to an agricultural use dedication or agricultural use valuation for real property tax assessment purposes; (ii) is to Seller’s knowledge being used in a manner inconsistent with the use on which its real property tax assessment is based; (iii) must be placed into actual agricultural use before January 1, 2020, under the terms of an existing Change in Use Petition to avoid reassessment or the imposition of rollback taxes or otherwise is subject to the imposition rollback taxes; or (iv) is subject to a pending real property tax appeal.

(v)    Bulk Sales. Seller is not selling or transferring in bulk of the whole, as defined in HRS 237-43, assets or property of any Seller entity. Each of the Seller entities will continue as going-concerns with significant business assets, activities and income in Hawaii. Seller represents it is not required to report this sale under HRS 237-43. Notwithstanding the foregoing, Buyer may after Closing file a Report of Bulk Sale or Transfer under HRS 237-43, provided that such report shall be subject to Seller’s prior review and reasonable approval.

(w)    EMI Employees. Seller has provided to Buyer a complete and accurate list of the following information for each EMI employee, including each EMI employee on leave of absence or layoff status: full name, job title, current compensation paid or payable, accrued vacation, any other accrued benefits, information concerning participation in employee retirement and welfare benefit plans, and any employee non-compete/non-solicitation agreements.

(x)    Title Claims. To Seller’s knowledge, no claims have been made or threatened against Seller or EMI in connection with the title to, ownership of, or use of the Real Property, the EMI Land, or the East Maui water collection and transmission systems operated by Seller or EMI, except as disclosed on Schedule 10.1(i).

10.2    Seller’s Knowledge Defined. As used in this Agreement, phrases such as “to Seller’s knowledge” and similar phrases, as the context may require, shall mean the conscious actual knowledge (as opposed to constructive, deemed or imputed knowledge) of or receipt of written notice by Jerrod Schreck, Charles W. Loomis and, with respect to EMI and the EMI Land only, Mark Vaught, except with respect to the representations contained in Section 10.1(k) (Environmental Compliance), for which such phrases mean the conscious actual knowledge (as opposed to constructive, deemed or imputed knowledge) of or receipt of written notice by Sean O’Keefe (individually and collectively, the “Knowledge Party”), which Knowledge Parties are the persons affiliated with Seller best able to knowledgeably make the relevant representations. Such phrases shall not be construed, by imputation or otherwise, to refer to the knowledge of any other officer, agent, manager, representative or employee of Seller, any property manager or any of their respective affiliates. There shall be no duty imposed or implied to investigate, inspect or audit any such matters, and there shall be no personal liability on the part of the Knowledge Party, other than a duty to make due and reasonable inquiry of those employees of Seller or its affiliates who have direct knowledge of the substance of the representations.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF BUYER

11.1    Buyer’s Representations & Warranties. As an essential inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as follows:

(a)    Authority of Buyer. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and is in good standing under the laws of the State of Delaware; Buyer has duly authorized and executed this Agreement. All documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of Buyer’s organizational documents or any agreement or judicial order to which Buyer is a party or to which it is subject.

(b)    Litigation. There is no litigation pending or, to Buyer’s knowledge, threatened, against Buyer or any direct or indirect owner of Buyer or any basis for such litigation before any court or administrative agency which might result in any material adverse change in the business or financial condition of the Buyer.

(c)    ERISA. Buyer’s rights under this Agreement, the assets it shall use to acquire the Property and, upon its acquisition by Buyer, the Property itself, do not and shall not constitute plan assets within the meaning of 29 C.F.R. §2510.3-101, and Buyer is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the purchase of the Property by Buyer is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(d)    No Bankruptcy. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(e)    OFAC Compliance. Buyer is in compliance with the requirements of the Orders. Buyer represents and warrants to Seller that neither Buyer nor any beneficial owner of it: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders and/or on the Lists; (ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders; (iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iv) shall, prior to closing, transfer or permit the transfer of any interest in such party or any beneficial owner in such party to any person who is or whose beneficial owners are listed on the Lists.

(f)    CFIUS Compliance. This is not a covered transaction subject to prohibition, suspension or mitigation under 50 U.S.C. § 4565 and its implementing regulations.

(g)    Sources of Funds. Buyer is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Buyer have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Buyer is prohibited by law or that the transaction or this Agreement is or will be in violation of law.

(h)    Investment Matters. Buyer understands and acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 and the rules and regulations promulgated thereunder (“Securities Act”), or the securities laws of any state or foreign jurisdiction, and, unless so registered, may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated pursuant to the Securities Act, and is acquiring the Membership Interests for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. Buyer has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of purchasing the Membership

Interests and Buyer will exercise independent judgment in evaluating its purchase. In addition, Buyer is able to bear the economic risk of an investment in the Membership Interests for an indefinite period, including the risk of a complete loss of any such investment. Buyer acknowledges that Seller is not acting as a financial advisor, agent, underwriter or broker to Buyer in connection with its acquisition of the Membership Interests. Buyer is not, and upon close of this transaction no Operating Company will as a result of Buyer directly or indirectly holding a membership interest in such Operating Company be, an “investment company” as defined in the Investment Company Act of 1940.

11.2    Ongoing Compliance. Buyer has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing. Buyer shall promptly notify Seller of any facts or circumstances that would cause any of Buyer’s representations in this Article or elsewhere in this Agreement to become inaccurate in any material respect.

ARTICLE 12

COVENANTS

Seller and Buyer covenant and agree with one another as follows:

12.1    Assumed Liabilities. As of the Closing Date, Buyer shall assume and agree to discharge the following liabilities of Seller (the “Assumed Liabilities”), without contribution from Seller or deduction from or other adjustment of the Purchase Price:

(a)    all liabilities and obligations arising on and after the Closing Date under the Leases, Contracts, Permitted Exceptions, Governmental Authorizations, Intellectual Property, West Maui Water Interests and East Maui Water Interests (other than any liability arising under, out of or relating to a breach that occurred prior to but not including the Closing Date);

(b)    all liabilities and obligations arising on or after the Closing Date with respect to the ownership, condition, use or operation of the Property or any portion thereof; and

(c)    all liabilities and obligations of the Operating Companies arising from and after Closing, other than with respect to any liabilities in connection with the cash balance defined benefit pension plan covering EMI employees or any liabilities in connection with any existing workers compensation insurance claims.

12.2    Retained Liabilities. Notwithstanding the Closing, Seller shall from and after the Closing Date retain responsibility for and discharge the following liabilities (the “Retained Liabilities”), without contribution from Buyer:

(a)    all liabilities and obligations arising prior to the Closing Date under the Leases, Contracts, Permitted Exceptions, Governmental Authorizations, Intellectual Property, West Maui Water Interests and East Maui Water Interests;

(b)    all liabilities to EMI employees and the employees of Seller that are hired by Buyer at Closing with respect to the period prior to the Closing Date, including with respect to any liabilities in connection with the cash balance defined benefit pension plan covering EMI employees and any liabilities in connection with any existing workers compensation insurance claims;

(c)    all costs, liabilities, judgments or damages arising from any third-party claims made or litigation filed with respect to actions of Seller or occurrences at the Real Property or the EMI Land prior to the Closing Date;

(d)    all liabilities and obligations of the Operating Companies arising prior to Closing; and

(e)    any other liability or obligation described in Schedule 12.2(e).

12.3    Indemnification by Seller. Subject to the waivers and limitations contained herein, including without limitation Section 4.5 and Article 7, Seller hereby agrees to indemnify Buyer and hold Buyer harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties and interest, damages and losses, including, without limitation, reasonable attorneys’ fees and costs suffered by Buyer as a direct or indirect result of any breach of Seller’s representations, warranties and covenants in this Agreement or the Transaction Documents, or with respect to the Retained Liabilities. This Section shall survive the Closing and shall be covered by the Parent Guaranty.

12.4    Indemnification by Buyer. Buyer hereby agrees to indemnify Seller and hold Seller harmless from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys’ fees and costs suffered by Seller as a direct or indirect result of any breach of Buyer’s representations, warranties and covenants in this Agreement or in any of the Transaction Documents, or with respect to the Assumed Liabilities.

12.5    Maintenance. Between the Effective Date and the Closing Date, Seller shall at Seller’s sole cost and expense, maintain the Property consistent with Seller’s past practice, casualty and reasonable wear and tear excepted, and otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property. Seller shall also cause the Operating Companies to comply with the foregoing sentence, with respect to the EMI Land, the EMI Assets, the CMF Assets and the Kulolio Assets, respectively (and continuing until the Initial EMI Transfer Date with respect to the EMI Land and the EMI Assets and the operation of EMI’s business).

12.6    Damage or Destruction.

(a)    Given the size, nature and extent of the Real Property, casualty affecting the Real Property and/or the Personal Property prior to Closing shall not be grounds for termination of this Agreement. In the event that any of the Improvements are damaged or destroyed by fire or other casualty prior to the Closing Date, then Buyer shall proceed with the transaction and the Purchase Price shall be reduced by the applicable deductible under Seller’s insurance policy, and Seller shall diligently pursue such proceeds with Buyer’s cooperation and deliver such proceeds to Buyer when received.

(b)    In the event that material portions of the East Maui or West Maui water collection and transmission systems operated by Seller or EMI are substantially damaged or destroyed by casualty prior to the Closing Date, then Buyer shall have the option to (i) terminate this Agreement by written notice to Seller within five (5) days after the occurrence of the damage or destruction (in which case the Closing Price shall be returned to Buyer) or (ii) proceed with the transaction, in which case the Closing Price shall be reduced by the amount of the applicable deductible under Seller’s insurance policies (if any) that provide coverage for such damage or destruction, and Seller and Buyer shall cooperate to secure any available insurance proceeds, which shall be paid to Buyer when received. As used herein, “substantially damaged or destroyed” means damage or destruction that renders the water collection and transmission system as a whole unable to deliver irrigation water adequate for Buyer’s intended farming use of the Real Property for a period of at least 6 months and that is reasonably estimated to cost at least $5,000,000 in excess of available insurance proceeds to repair.

12.7    Condemnation. Given the size and extent of the Real Property and the EMI Land, the commencement of any eminent domain proceeding to take a portion of the Real Property or the EMI Land shall not be grounds for termination of this Agreement. In case of any such proceedings, Buyer shall proceed with the transaction in which case the Purchase Price shall not be reduced and Buyer shall be entitled to the net award paid to Seller for such taking, if any, and Seller shall assign and transfer to Buyer all right, title and interest in and to any awards, it being expressly agreed that in such event Seller shall have no obligation to repair or restore the Real Property, the EMI Land, or any portion thereof.

12.8    Real Property Tax Assessments.

(a)    Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any property taxes assessed against the Real Property or the EMI Land for any period of time prior to the Closing Date, Seller shall immediately pay to Buyer on demand an amount equal to such tax assessment prorated in accordance with Section 9.10, provided however that this obligation shall not apply to any “rollback taxes” assessed after Closing, which are addressed in the following paragraph.

(b)    Certain parcels within the Real Property and the EMI Land are subject to the County of Maui Real Property Tax agricultural use dedications or agricultural use valuations as listed in Schedule 1.9 (Governmental Authorizations) (the “Agricultural Use Parcels”), pursuant to which such parcels are assessed for real property tax purposes at agricultural use values rather than fair market value. Buyer shall use commercially reasonable efforts after Closing to put the Agricultural Use Parcels into agricultural or ranching uses by December 31, 2019, that are sufficient to satisfy the agricultural use requirements necessary to avoid the assessment of County “rollback taxes” on those parcels under Maui County Code Section 3.48.350. Buyer and Seller shall cooperate and jointly participate in all discussions and negotiations with the County regarding the County’s enforcement of the agricultural use requirements with respect to the Agricultural Use Parcels, determinations as to whether the agricultural use requirements have been satisfied, Buyer appeals of such determinations, and negotiations over settlement of any rollback taxes proposed or imposed with respect to the Agricultural Use Parcels. If, notwithstanding the foregoing efforts, the County assesses “rollback” taxes under Maui County Code Section 3.48.350 with respect to any of the Agricultural Use Parcels, Buyer and Seller agree that any such assessments shall be prorated as of the Closing Date, and Buyer shall be responsible for and shall promptly pay to Seller (or directly to the County) the portion of such assessments (including related penalties and accrued interest) determined with respect to periods on or after the Closing Date, and Seller shall be responsible for the portion of such assessments, including related penalties and accrued interest, determined with respect to periods before the Closing Date, regardless of when such rollback taxes are actually assessed.

12.9    Agreements and Commitments Affecting the Property. At the Closing Date, there will be no agreements affecting the Property, the EMI Land, the EMI Assets, the CMF Assets, and the Kulolio Assets except as shown in the Title Commitment, this Agreement, or as otherwise disclosed to Buyer by Seller in writing and approved by Buyer pursuant to this Agreement.

12.10    Employees.

(a)    EMI Employees.

(i)    Seller shall cause EMI to effectuate payment to EMI Employees of final payroll, accrued wages, accrued vacation benefits, bonus and incentive payments, severance payments, separation payments, pensions, profit sharing or retirement benefits, and all other employment related liabilities, if any, for the period prior to the Initial EMI Transfer Date. From and after the Initial EMI Transfer Date, Buyer shall cause EMI to provide, or to continue to provide, EMI employees with salary, wages, bonuses and benefits, including vacation, sick leave and contributions under employee benefit plans, except for Seller’s cash balance defined benefit pension plan (“Wages and Benefits”) that are generally comparable to the Wages and Benefits EMI employees received just prior to the Initial EMI Transfer Date. From and after the Initial EMI Transfer Date, Buyer shall assume and agree to pay all Wages and Benefits as and when payable to EMI employees, provided that Seller and Buyer agree that EMI will not offer any defined benefit plan to any EMI employees as of the Initial EMI Transfer Date. Buyer shall have no obligation or liability for the payment of any Wages and Benefits for the period prior to the Initial EMI Transfer Date, except to the extent otherwise credited to Buyer at Closing. Buyer agrees that if EMI terminates the employment of any such EMI employees for other than cause within one (1) year after the Initial EMI Transfer Date, then EMI shall provide a severance payment to such terminated employee in an amount equal to such employee’s remaining base salary for the one-year period following the Initial EMI Transfer Date.

(ii)    On the Initial EMI Transfer Date, Seller shall effectuate the cessation of EMI’s and any EMI employee’s participation in Seller’s cash balance defined benefit pension plan. As of the Initial EMI Transfer Date, EMI employees will no longer be eligible to participate in Seller’s cash balance defined benefit pension plan. Seller shall be responsible for all liabilities arising from EMI’s or any EMI employees’ participation in Seller’s cash balance defined benefit pension plan for the period before and after the Initial EMI Transfer Date. Seller shall also be responsible for all other Wages and Benefits accrued or owed to EMI employees for the period prior to the Initial EMI Transfer Date, including accrued vacation pay, accrued severance pay, and accrued sick pay.

(b)    Non-EMI Employees.

(i)    On the Closing Date, ABLT and a Buyer-related operator will enter into an Employee Transition Agreement in the form attached hereto as Exhibit O, pursuant to which certain identified employees will assist the operator for a limited period of time with the management and operation of the farming business. After that limited period of time, and no later than the termination of the Employee Transition Agreement, the operator may offer at-will employment to certain employees, subject to I-9 verification (“Eligible Employees”). Eligible Employees will be offered Wages and Benefits generally comparable to those offered to such employees by Seller. Buyer agrees that if the Buyer-related operator terminates the employment of any of the Eligible Employees who accepted employment, then the Buyer-related operator shall provide a severance payment to such terminated Eligible Employee in an amount equal to the Eligible Employee’s remaining base salary for the one-year period following the date on which the Eligible Employee’s employment commenced.

(ii)    Seller shall, at its sole cost and expense, bear all responsibility and liability for the termination of the employment of the Eligible Employees prior to the Closing Date, which shall include, but not be limited to, payment of final payroll, accrued wages, accrued vacation benefits, bonus and incentive payments, severance payments, separation payments, pensions, profit sharing or retirement benefits, dislocated workers’ allowance and all other employment related liabilities, if any.

(iii)    Seller and Buyer shall cooperate reasonably with each other to provide an orderly administrative transition to Buyer of the employees hired by the operator pursuant to this section, including the provision by Seller to Buyer of all necessary or appropriate documents, records, materials, accounting files and tax information with respect to each employee hired by the operator. Seller shall timely give notices, if any, that are required under any and all State of Hawaii and federal plant closing laws relating to the employees affected by this transaction. Seller shall indemnify, defend and hold Buyer harmless from and against all losses and claims related to any violation by Seller of such notice requirements.

12.11    Operating Companies Purchase Price Allocation. Buyer and Seller intend that, for U.S. federal income tax purposes, the sale of the Membership Interests to Buyer pursuant to this Agreement be treated as a sale by Seller of the Operating Companies’ assets to, and an assumption from Seller of the Operating Companies’ liabilities by, Buyer. Buyer and Seller shall prepare and file, and cause its respective Affiliates to prepare and file, its Tax Returns in a manner consistent with such treatment. As soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) days thereof, Seller shall prepare, and deliver to Buyer for its review, the proposed allocation of the Purchase Price (as determined for U.S. federal income tax purposes) among the each Operating Company’s assets (the “Operating Companies Purchase Price Allocation”). Seller shall incorporate any reasonable comments provided by Buyer within fifteen (15) days of such delivery into the final Operating Companies Purchase Price Allocation. Buyer and Seller agree (i) to report the federal, state and local income and other Tax consequences of the transactions contemplated herein in a manner consistent with the Operating Companies Purchase Price Allocation, and (ii) not to take any position inconsistent therewith upon examination of any Tax Returns, in any refund claim, in any litigation, investigation or otherwise; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the final allocation and neither Buyer nor Seller shall be requested to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging the allocation.

12.12    Further Assurances & Post-Closing Cooperation. Buyer and Seller agree to, after Closing, take such actions as may be reasonably requested or required to implement this Agreement. Further, given the proximity of the Real Property and the Excluded Land, Buyer and Seller agree to cooperate reasonably and without charge, except as otherwise provided herein, after Closing in connection with the ownership, operation, use and development of their respective lands. However, nothing in this section shall require either party to incur material expense or liability or to materially impair its lands, business or other property. If any requested action or cooperation involves material out-of-pocket expense to the non-requesting party the non-requesting party’s obligation under this section shall be subject to the agreement by the requesting party to reimburse it for such expense.

12.13    Retention of and Access to Records. For a period of three (3) years after the Closing Date, Seller shall retain the Retained Records and Buyer shall retain the Transferred Records. Buyer shall make the Transferred Records available to Seller or Seller’s agents and representatives for inspection or copying, during normal business hours and upon at least three Business Days’ prior written notice by Seller. Seller shall make the Retained Records (other than the Excluded Documents) available to Buyer or Buyer’s agents and representatives, for inspection or copying, during normal business hours and upon at least three (3) Business Days’ prior written notice by Buyer. If Seller discovers any further records relating to the Property, the EMI Land, the EMI Assets, the CMF Assets, and the Kulolio Assets, Seller shall deliver them to Buyer.

12.14    Environmental Matters.

(a)    Definitions. As used in this Agreement, “Hazardous Materials Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and similar Hawaii state laws (including without limitation Hawaii Revised Statutes Chapters 128D, 340E and 342B through 342P, inclusive, including 342H regarding solid waste); Clean Water Act, 33 U.S.C. §§ 1251, et seq.; Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; and in the regulations adopted pursuant to said laws, and “Hazardous Materials” means substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Hazardous Materials Laws.

(b)    Seller’s Representations. Seller represents to Buyer that (i) except as disclosed in writing to Buyer in connection with the Property identified on Schedule 12.14, Seller has not received written notice from any governmental authority claiming or asserting that the Real Property or the EMI Land, or Seller or EMI in connection with the Real Property or the EMI Land, are currently in violation of Hazardous Materials Laws, (ii) Seller has not intentionally withheld from Buyer any material documentation in custody of Seller’s environmental manager, Sean O’Keefe, regarding the presence of Hazardous Materials at the Property or the EMI Land or the compliance of the Property and the EMI Land, or Seller or EMI in connection with the Real Property or the EMI Land, with Hazardous Materials Laws, except for documents that are the work product of Seller’s legal counsel or subject to attorney-client privilege, and (iii) to Seller’s knowledge, Sean O’Keefe has custody of all of Seller’s records and documents that Seller has, after commercially reasonable efforts, been able to locate regarding the presence of Hazardous Materials at the Property and the EMI Land or the compliance of the Property and the EMI Land, or Seller or EMI in connection with the Real Property or the EMI Land, with Hazardous Materials Laws.

(c)    Post-Closing Remedial Actions. Schedule 12.14 lists certain specific portions of the Real Property and the EMI Land known or suspected to contain Hazardous Materials that may not be in compliance with Hazardous Materials Laws (each, a “Potential Environmental Site”) and the investigation and/or remedial actions with respect to each site that Buyer and Seller have mutually agreed will be implemented (each an “Agreed Corrective Action”). Promptly after Closing, Seller shall diligently and at its own expense pursue to completion the Agreed Corrective Actions that are designated on Schedule 12.14. Seller shall provide Buyer with semi-annual, written reports in reasonable detail regarding the status of its work on each Agreed Corrective Action. As used herein, “completion” means substantial completion of an Agreed Corrective Action as agreed upon by the Buyer and the Seller (each acting reasonably) and, for any Potential Environmental Site where Hazardous Materials are found to be above applicable action levels, receipt of written confirmation from the applicable governmental agency with authority for enforcement of any of the Hazardous Materials Laws (each an “Agency”) that no additional remedial action is required (other than land use restrictions, ongoing site monitoring, inspection, maintenance and reporting requirements, and such other requirements as may be imposed by a “Conditional No Further Action” determination issued by the Agency). All communications with any Agency with respect to a Potential Environmental Site, an Agreed Corrective Action or a condition described in the following subsection (d) shall be coordinated jointly by Buyer and Seller. Where Section 12.14 provides that an Agreed Corrective Action shall be developed following initial site assessments and Agency consultations, the Agreed Corrective Action shall be mutually-agreed to at the time in consultation with the applicable Agency, and shall be (i) designed to achieve standards applicable to agricultural and commercial properties (but need not achieve standards applicable to residential or other higher uses, unless otherwise required by the Agency), (ii) the most cost-effective, unless otherwise required by the Agency, and (iii) otherwise, to the extent similar, be reasonably consistent with the other Agreed Corrective Actions, unless otherwise required by the Agency.

(d)    Other Seller Actions Required. If, at any time after Closing for a period of five (5) years, any Hazardous Materials in violation of Hazardous Materials Laws not addressed under Section 12.14(c) are identified in, on or at the Real Property, the EMI Land or any

groundwater resources located at the Real Property or the EMI Land, Buyer shall notify Seller of such Hazardous Materials and they shall jointly report it to the applicable Agency, and Seller and Buyer shall consult with the Agency about it. If after Seller’s and Buyer’s consultations the Agency determines that remedial action is necessary, then Buyer, at Seller’s sole expense subject to the Liability Limitation, shall diligently commence and pursue to completion any remedial action the Agency may require, which shall be deemed an Agreed Corrective Action, to obtain written confirmation from such Agency that no additional remedial action is required (other than as may be imposed by a “Conditional No Further Action” determination). In determining the appropriate action, the standards set forth in subsection (c) above shall apply. Additionally, Seller shall protect, indemnify, defend and hold harmless Buyer from and against any and all liens, claims, losses, liabilities, damages, legal fees and costs asserted against Buyer by an Agency or an unrelated third party in connection with such Hazardous Materials in violation of Hazardous Materials Laws identified under this Section 12.14(d), subject to the Liability Limitation. Notwithstanding the foregoing, Seller shall have no obligation under this Section 12.14(d) with respect to any Hazardous Materials released or discharged after Closing by Buyer, any Buyer Affiliate or any tenant or other person occupying the Property by, through or under Buyer or any Buyer Affiliate.

(e)    Indemnification. Seller shall protect, indemnify, defend and hold harmless Buyer from and against any and all liens, claims, losses, liabilities, damages, legal fees and costs asserted against Buyer by an Agency or an unrelated third party that arise out of or are attributable to the use, generation, manufacture, treatment, handling, refining, production, processing, storage, discharge, disposal, release or presence prior to the Closing Date of Hazardous Materials within the CPR Carve-Outs, the A&B Exclusive Easements or the groundwater sources located on such land, or the existence of Hazardous Materials prior to or as of the Closing Date or an alleged or actual violation of Hazardous Materials Laws arising from any condition existing prior to or as of the Closing Date, including, without limitation, from and against any and all liens, claims, losses, liabilities, damages, legal fees and costs asserted against or incurred by Buyer that arise out of or are attributable to any Agency requiring the cleanup or remediation of such CPR Carve-Outs or A&B Exclusive Easements. This section will survive the Closing and will not be subject to the Liability Limitation.

(f)    No Other Liability. Buyer and Seller have negotiated a defined, limited scope of potential post-Closing Seller responsibility for Hazardous Materials or potential Hazardous Materials Law violations arising from or relating to Seller’s ownership of the Real Property and the EMI Land as set forth in this Section 12.14, the A&B Exclusive Easements and the CPR Declarations, and Buyer has waived claims against Seller for other potential Environmental Conditions as and to the extent set forth in Section 4.4. These provisions are an essential inducement to Seller to enter into this Agreement and consummate the sale of the Property to Buyer. The purpose of these provisions would be frustrated if Buyer’s Affiliates nevertheless made claims against Seller for Environmental Conditions that exist at the Property prior to or at Closing for which Seller is not liable to Buyer under this Section 12.14, the A&B Exclusive Easement or the CPR Declarations. Accordingly, Buyer agrees to hold Seller harmless from any claims asserted against Seller by Buyer’s Affiliates for any loss or liability relating to any Environmental Condition existing at the Property prior to or at Closing for which Seller is not liable to Buyer by virtue of Section 4.4, except pursuant to this Section 12.14, the A&B Exclusive Easements or the CPR Declarations. Further, Buyer agrees that Buyer and Buyer’s

Affiliates will include in all new leases or licenses of portions of Property agreements by the tenants or licensees thereunder not to assert claims against Seller for Environmental Conditions at the Property.

12.15    MECO Subdivision. With Seller’s permission, Maui Electric Company (“MECO”) is seeking final approval of the “Kuihelani Subdivision” of the portion of the Real Property bearing Tax Map Key No. (2) 3-8-6-3 into Lot 1 containing approximately 1,196 acres “Lot 1”), and Lot 2 containing approximately 3 acres (the “MECO Lot”), all as shown on the proposed plat filed in County Subdivision File No. 3.2377 (the “MECO Subdivision”). If the County grants final approval of the MECO subdivision, the MECO Lot shall be excluded from the Real Property and Seller shall at Closing convey to Buyer only Lot 1 of the MECO Subdivision. If the County does not grant final approval of the MECO Subdivision by Closing then Buyer agrees to permit MECO to complete the MECO subdivision after Closing and, upon final approval and Seller’s request, Buyer shall at no charge convey the MECO Lot to MECO by quitclaim deed free and clear of any monetary liens made by Buyer but otherwise subject to all encumbrances of record. Buyer shall not be required to bear any expense or liability in connection with the MECO Subdivision or the conveyance of the MECO Lot to MECO. Any County subdivision agreements required to be recorded as a condition of final approval of the MECO Subdivision will be Permitted Exceptions as to Lot 1.

12.16    Post-Closing Well Pump Repairs. Promptly after Closing Seller shall at its expense make commercially reasonable efforts to restore the pumps in Well Nos. 4, 6, 11, 17 and 18 at the A&B Land to working order substantially consistent with the condition of the wells when last operated for irrigation purposes and sufficient to perform a pump test on each well comparable in scope and duration to those Seller performed before the Effective Date with respect to other wells located at the A&B Land. Seller does not guaranty any particular results of such tests, only that they shall be done, and upon completion of such pump tests Seller shall have no further obligations with respect to these wells.

12.17    Interim Water & Power.

(a)    From the Closing until the Initial EMI Transfer Date, Seller shall cause EMI to continue to provide surface water to the A&B Land on an as-needed basis consistent with past practice, without charge to Buyer.

(b)    The Puunene Mill property contains certain electrical transmission, switching and associated equipment used in connection with the hydroelectric power and 12KV distribution system located at the Real Property and the EMI Land. After Closing the parties shall cooperate reasonably to develop a plan and timeline for Buyer’s removal and relocation of such equipment from the Puunene Mill property. Such relocation shall be completed when reasonably practicable after Closing, taking into account both Seller’s redevelopment plans and, where applicable, any work by MECO that is a necessary precondition to Buyer’s relocation of such equipment. Until Buyer completes the disconnection of such equipment from the Puunene Mill property, Buyer shall continue to deliver hydroelectric power to the Puunene Mill property, as available after all of Buyer’s power needs are met and on an as-needed basis consistent with past practice, without charge to Seller to the extent Buyer produces excess hydroelectric power.

12.18    Ohanui Water System. [Seller] is the sole shareholder of Ohanui Corporation, a Hawaii corporation (“Ohanui”), which is the owner of the Kailua Public Water System (PWS No. 203), the Ohanui Kailua Well (State Well Number 6-5313-02) and a 5,400-gallon storage tank, all of which are located on the EMI Land (collectively, the “Water System”). EMI currently maintains and operates the Water System for Ohanui pursuant to the Agreement dated July 1, 2007, by and between EMI and Ohanui (the “Existing Ohanui Agreement”). On the Initial EMI Transfer Date, (i) Ohanui and EMI shall terminate the Existing Ohanui Agreement, and (ii) Ohanui and EMI shall enter into a new service agreement regarding the Water System. Buyer and Seller agree to work together in good faith to prepare a new service agreement reasonably acceptable to both parties, which agreement shall provide the following: the fees to be paid by Ohanui to EMI shall be sufficient to cover any and all costs incurred by EMI in providing the services to Ohanui, Ohanui shall be responsible for paying for any and all maintenance, repairs and replacements needed for the full functioning and operation of the Water System, and Ohanui and Seller as guarantor will indemnify and hold harmless EMI from any liability or cost that arises from the existing condition of the Water System and for any future liability or cost related to the Water System or Ohanui’s failure to pay EMI for the services performed under the new service agreement.

12.19    Survival. The provisions of this Article 12 shall survive Closing.

ARTICLE 13

POSSESSION

Possession of the Property shall be delivered to Buyer on the Closing Date, subject to the rights of any tenants; provided, however, that without limiting any other provisions of this Agreement, Seller shall provide authorized representatives of Buyer reasonable access to the Property, the EMI Land, the EMI Assets, the CMF Assets, and the Kulolio Assets for the purposes of satisfying Buyer with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any conditions precedent to the Closing contained herein.

ARTICLE 14

MISCELLANEOUS

14.1    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and sent by United States mail, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows, and shall be deemed to have been given upon the date of delivery (or refusal to accept delivery) as indicated on the return receipt:

If to Seller:	Alexander & Baldwin, LLC
822 Bishop Street
Honolulu, Hawaii 96813
Attention: Jerrod Schreck
Email: jschreck@abhi.com

And to:

Alexander & Baldwin, LLC
822 Bishop Street
Honolulu, Hawaii 96813
Attention: Nelson Chun
Email: nchun@abhi.com

with a copy to:	Cades Schutte LLP
1000 Bishop Street, 12th Floor
Honolulu, Hawaii 96813
Attention: Rick Kiefer
Email: rkiefer@cades.com

If to Buyer:	Mahi Pono Holdings, LLC
2055 Woodside Road, Suite 195
Redwood City, CA 94061
Attention: Ryon Paton
Email: ryon.paton@trinitaspartners.com
With an email copy to: kirk.hoiberg@trinitaspartners.com

And c/o:

Public Sector Pension Investment Board
1250 René-Lévesque Boulevard West, Suite 1400
Montréal, Québec
Canada H3B 5E9
Attention: Christian Bonneau
Email: cbonneau@investpsp.ca
With an email copy to: legalnotices@investpsp.ca
With an additional email copy to: NROperations@investpsp.ca

with a copy to:	Arent Fox, LLP
55 Second Street, 21st Floor
San Francisco, CA 94105
Attention: M.J. Pritchett
Email: MJ.Pritchett@arentfox.com

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

14.2    Brokers and Finders. Buyer and Seller are not represented by any brokers, and no broker or finder has been engaged and no brokerage fee is payable in connection with this transaction. In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection with this transaction, (i) if such claim is based upon any agreement alleged to have been made by Buyer, Buyer will indemnify and hold Seller harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ fees and costs) which Seller may sustain or incur by reason of such claim, and (ii) if such claim is based upon any agreement alleged to have been made by Seller, Seller will indemnify and hold Buyer harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ fees and costs) which Buyer may sustain or incur by reason of such claim. Buyer shall be responsible for any commissions or other compensation, if any, due to Trinitas Partners, LLC in connection with the transaction contemplated by this Agreement. Seller discloses that A&B Properties Hawaii, LLC, is a licensed real estate broker in the State of Hawaii. The provisions of this Section shall survive the Closing and shall not be subject to the Liability Limitation.

14.3    Assignment; Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Buyer’s interest under this Agreement may not be assigned, encumbered or otherwise transferred whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of Seller, provided that Buyer may assign its interest under this Agreement in its sole discretion and without Seller’s consent to any one or more assignees which are entities managed or otherwise controlled, directly or indirectly, by Buyer or its principals, and Buyer may take title to the Property through one or more wholly-owned subsidiaries of Buyer.

14.4    Amendments. This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

14.5    Interpretation & Certain Definitions. Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender. The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. As used herein “Business Day” means any day except Saturday, Sunday or a federal or state holiday on which the Hawaii Bureau of Conveyance is not open for recording of documents. As used herein “Minimum Water Amount” shall be 30 million gallons per day (“MGD”) of surface water for use by Buyer (exclusive of any water EMI is obligated to deliver to any third parties or to the Excluded Lands). As used herein, any amount of water expressed in million gallons per day or MGD means the average aggregate daily volume of water measured at Diversion Gage ID Nos. 6-55, 6-56, 6-57 and 6-58 over the immediately preceding twelve-month period, as reported in EMI’s monthly surface water use report to the CWRM.

14.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii.

14.7    Merger of Prior Agreements. Except for the Nondisclosure Agreement and the Waiver Agreement, this Agreement constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior and contemporaneous agreements and understandings between the parties hereto relating to the subject matter hereof, including the letter of intent dated June 17, 2018.

14.8    Attorneys’ Fees. In the event either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement or any of the Transaction Documents, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees and costs as actually incurred (including, without limitation, attorneys’ fees incurred in appellate proceedings, attorneys’ fees incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Section 101 et seq., or any successor statutes). This provision shall survive Closing and the termination of this Agreement.

14.9    Counting of Days. If any time period determined under this agreement shall end on a day that is not a Business Day, such time period shall be extended until the next following Business Day.

14.10    Time of the Essence. Time is of the essence of this Agreement.

14.11    Execution. This Agreement may be executed in counterparts and signatures delivered by electronic means or fax transmission shall be valid and binding for all purposes.

14.12    No Third Party Beneficiaries. The provisions of this Agreement shall not benefit any third party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement and Escrow Instructions as of the date first above written.

SELLER:

ALEXANDER & BALDWIN, LLC, SERIES R

By:	/s/ Christopher J. Benjamin
Name:	Christopher J. Benjamin
Title:	President & Chief Executive Officer

By:	/s/ Alyson J. Nakamura
Name:	Alyson J. Nakamura
Title:	Secretary

A & B PROPERTIES HAWAII, LLC, SERIES R

By:	/s/ Nelson N.S. Chun
Name:	Nelson N.S. Chun
Title:	Vice President

By:	/s/ Alyson J. Nakamura
Name:	Alyson J. Nakamura
Title:	Secretary

ALEXANDER & BALDWIN, LLC, SERIES T

By:	/s/ Christopher J. Benjamin
Name:	Christopher J. Benjamin
Title:	President & Chief Executive Officer

By:	/s/ Alyson J. Nakamura
Name:	Alyson J. Nakamura
Title:	Secretary

BUYER:

MAHI PONO HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ R. Ryon Paton
R. Ryon Paton
Authorized Signatory

The undersigned acknowledges receipt of this Agreement and agrees to act as Escrow Holder hereunder.

TITLE GUARANTY ESCROW SERVICES, INC.

By:	/s/ Jeremy R. Trueblood
Jeremy R. Trueblood
Its:	Vice President